Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG:

PORTOFINO PARENT, LLC

PORTOFINO MERGER SUB, INC.

and

PROS HOLDINGS, INC.

DATED AS OF

September 22, 2025

i

ii

Exhibit A      Definitions

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of September 22, 2025 (the “Agreement Date”) by and among Portofino Parent, LLC, a Delaware limited liability company (“Parent”), Portofino Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Subsidiary”), and PROS Holdings, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Transactions and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, the board of managers of Parent has unanimously approved and declared advisable this Agreement and the Transactions;

WHEREAS, the board of directors of the Merger Subsidiary has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Subsidiary and the sole stockholder of Merger Subsidiary, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the sole stockholder of Merger Subsidiary adopt this Agreement and approve the Transactions and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Subsidiary for its adoption;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company the commitment of the Financing Sources, dated as of the Agreement Date, in favor of the Company with respect to certain obligations of Merger Subsidiary and Parent under this Agreement as specified in the Equity Commitment Letter;

WHEREAS, Parent shall, or shall cause the direct holder of the stock of Merger Subsidiary to, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Transactions in its capacity as sole stockholder of Merger Subsidiary; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), as of and at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly-owned direct/ Subsidiary of Parent.

(b) The consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or similar means, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the third (3rd) Business Day after the later to occur of (i) the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing) and (ii) the date of the Completion of the French Consultation Process, or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(c) At the Closing, the Company shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger). The time as of which the Merger becomes effective is referred to herein as the “Effective Time”.

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

Section 1.2 Conversion of Shares of Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Subsidiary or Parent:

(a) except as otherwise provided in Section 1.2(b) or Section 1.4, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive $23.25 in cash, without interest (such amount, as may be adjusted in accordance with Section 1.7, the “Merger Consideration”), and each holder of any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.3 or Section 1.5, as applicable;

(b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary or any other Subsidiary of Parent or any Company Subsidiary (other than, in each case, shares of Company Common Stock that are held in a fiduciary or agent capacity and are beneficially owned by third parties) immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto;

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.3 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration as provided in Section 1.2(a). At or prior to the Effective Time, Parent shall deposit with (or shall cause to be deposited with) the Exchange Agent cash sufficient to pay the full Merger Consideration as provided in Section 1.2(a) in respect of shares of Company Common Stock, but not any Merger Consideration in respect of any Dissenting Shares as of the Effective Time (the “Exchange Fund”). If, for any reason (including losses) the Exchange Fund is inadequate to pay the Merger Consideration as provided in Section 1.2(a) in respect of the shares of Company Common Stock (excluding any Merger Consideration in respect of any Dissenting Shares as of the Effective Time), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit with the Exchange Agent additional cash sufficient to pay all such amounts, and Parent and the Surviving Corporation shall in any event be liable for the timely payment thereof. All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement. Any income from investment of the Exchange Fund will be payable to the Surviving Corporation. Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to send to each holder of shares of Company Common Stock at the Effective Time (other than the Company, Parent, Merger Subsidiary or any Subsidiary of the Company or Parent) a letter of transmittal, in form and substance reasonably acceptable to the Company, and instructions for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon transfer of the shares of Company Common Stock to the Exchange Agent).

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the Merger Consideration in respect of such holder’s shares of Company Common Stock. Until the Merger Consideration in respect of a given share of Company Common Stock has been paid, such share of Company Common Stock shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of shares of Company Common Stock.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a transferred share of Company Common Stock is registered, it shall be a condition to such payment that (i) such share of Company Common Stock must be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such share of Company Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) At or after the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) The agreement with the Exchange Agent shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article I, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent. To the extent that (i) there are any losses with respect to any investments of the Exchange Fund; (ii) the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by Section 1.2; or (iii) all or any portion of the Exchange Fund is unavailable for Parent (or the Exchange Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 1.2 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by Section 1.2.

(g) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 1.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 1.2(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective

Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2(a), without interest thereon, upon transfer of such shares of Company Common Stock in compliance with Section 1.3. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL, in all cases consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

Section 1.5 Company Equity Awards; Company ESPP.

(a) Vested Company RSUs. Neither the Surviving Corporation nor Parent shall assume any Vested Company RSU or substitute for any Vested Company RSU any similar award for the Surviving Corporation or Parent stock, in connection with the Merger or the other Transactions. At the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of Parent, Merger Subsidiary, the Company or any holder of Vested Company RSUs, each Vested Company RSU which is outstanding as of immediately prior to the Effective Time shall be cancelled, with the former holder of such cancelled Vested Company RSU becoming entitled to receive for each share of Company Common Stock subject to such Vested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the Merger Consideration. Parent shall cause the Surviving Corporation to pay the Merger Consideration for each such Vested Unit, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, on or promptly following the Closing Date to the former holder of the cancelled Vested Company RSU through its payroll system, payroll provider or accounts payable; provided that, notwithstanding anything to the contrary contained in this Agreement, if applicable, any such payment in respect of any Vested Company RSU which constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the applicable Settlement Date for such Vested Company RSU or otherwise delayed to the extent necessary to avoid adverse Tax consequences under Section 409A of the Code.

(b) Unvested Company RSUs. Neither the Surviving Corporation nor Parent shall assume any Unvested Company RSU or substitute for any Unvested Company RSU any similar award for the Surviving Corporation or Parent stock, in connection with the Merger or the other Transactions. At the Effective Time, and conditioned upon the occurrence of the Effective Time, each Unvested Company RSU that is outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of Parent, Merger Subsidiary, the Company or the holder thereof, be cancelled and converted into the contingent right to receive for each share of Company Common Stock subject to such Unvested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the Merger Consideration (collectively, the “Cash Replacement RSU Amounts”). The right to receive the Cash Replacement RSU Amounts shall otherwise remain subject to the same vesting, settlement and other terms and conditions as were applicable to the Unvested Company RSUs for which they were exchanged immediately prior to the Effective Time (except for terms rendered inoperative or which become inapplicable by reason of the Merger or the other Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the

Cash Replacement RSU Amounts). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates or earlier satisfaction of the applicable vesting conditions for such Unvested Company RSUs, amounts in respect of the Cash Replacement RSU Amounts will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder on the applicable Settlement Date; provided that, notwithstanding anything to the contrary contained in this Agreement, if applicable, any such payment in respect of any Unvested Company RSU which constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the applicable Settlement Date for such Unvested Company RSU or otherwise delayed to the extent necessary to avoid adverse Tax consequences under Section 409A of the Code.

(c) Company MSUs. Neither the Surviving Corporation nor Parent shall assume any Company MSU or substitute for any Company MSU any similar award for Surviving Corporation or Parent stock, in connection with the Merger or the other Transactions. At the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of Parent, Merger Subsidiary, the Company or any holder of Company MSUs, each Company MSU that is an Earned Unit outstanding as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the product of (i) the Merger Consideration multiplied by (ii) the applicable number of shares of Company Common Stock subject to such Earned Units as of immediately prior to the Effective Time. With respect to each such Earned Unit that is an Accelerated Unit, Parent shall cause the Surviving Corporation to pay the Merger Consideration for each such Accelerated Unit, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, on or promptly following the Closing Date through its payroll system, payroll provider or accounts payable. With respect to each such Earned Unit that is a Vested Earned Unit that has a Settlement Date that follows the Closing Date, Parent will cause the Surviving Corporation to pay the Merger Consideration for each such Vested Earned Unit, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, to such holder on its applicable Settlement Date through its payroll system, payroll provider or accounts payable. The right to receive the Merger Consideration with respect to any Earned Units that are Unvested Earned Units as of immediately prior to the Effective Time (such consideration, the “Cash Replacement MSU Amounts”) shall otherwise remain subject to the same vesting, settlement and other terms and conditions as were applicable to such Unvested Earned Units for which they were exchanged immediately prior to the Effective Time (except for terms rendered inoperative or which become inapplicable by reason of the Merger or the other Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement MSU Amounts). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable Settlement Date for the Cash Replacement MSU Amounts, Parent will cause the Surviving Corporation to pay for the Cash Replacement MSU Amounts to such holder on the applicable Settlement Date through its payroll system, payroll provider or accounts payable. Notwithstanding anything to the contrary contained in this Agreement, if applicable, any such payment under this Section 1.5(c) in respect of any Earned Unit which constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the applicable Settlement Date for such Earned Unit or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code. At the Effective Time and without any action on the part of Parent, Merger Subsidiary, the Company or any holder of Company MSUs, each Company MSU that is not and has not become an Earned Unit as of immediately prior to the Effective Time shall be automatically cancelled without payment of any consideration.

(d) Further Actions. As soon as practicable following the Agreement Date and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) and the Company, as applicable, shall take all such actions as are necessary to (i) approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary, and shall provide Parent with evidence that such actions were completed, and (ii) terminate the Stock Plans in all respects except as provided herein as of the Effective Time (but subject to the consummation of the Merger).

(e) Company ESPP. As soon as practicable following the Agreement Date and in any event prior to the Effective Time, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions and take such other necessary actions to provide that, (i) with respect to any outstanding Offering Period(s) (as such term is defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election or contribution rate in effect on the Agreement Date for such Offering Period or make any separate non-payroll contributions to the Company EESPP on or following the date hereof, and no new participants may participate in such Offering Period and such Offering Period shall not be extended beyond its current end date; (ii) no new participants will commence participation in the Company ESPP; (iii) no new Offering Period shall be authorized or commenced under the Company ESPP on or after the Agreement Date; (iv) any such Offering Period under the Company ESPP that does not end prior to the Effective Time shall terminate and a Purchase Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP no later than five (5) Business Days prior to the day on which the Effective Time occurs (the “Final Exercise Date”), in which case any shares of Company Common Stock purchased pursuant to such Offering Period shall be treated the same as all other shares of Company Common Stock in accordance with Section 1.2(a); and (v) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate and no further rights shall be granted or exercised under the Company ESPP thereafter. On the day following the Final Exercise Date, any funds credited as of such date under the Company ESPP that are not used to purchase shares of Company Common Stock on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be refunded to the applicable participant in accordance with the terms of the Company ESPP. Prior to the Effective Time, the Company shall provide Parent with evidence that such actions set forth in this Section 1.5(e) were completed.

Section 1.6 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Exchange Agent, Surviving Corporation, Parent and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, so withholds amounts and properly pays such amounts over to a Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company MSUs and Company RSUs, as applicable, in respect of which the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, made such deduction and withholding.

Section 1.7 Adjustments to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 1.7 shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement, including Section 5.2.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such certificate of incorporation.

Section 2.2 Bylaws. At the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such bylaws.

Section 2.3 Directors and Officers.

(a) At the Effective Time, the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) filed or furnished by the Company with the United States Securities and Exchange Commission (the “SEC”) on or after January 1, 2023 and prior to the Agreement Date (collectively, the “Company SEC Reports”) (excluding in each case any disclosures contained therein (other than those disclosures which relate to specific historical events or historical circumstances affecting the Company and not to the extent related to any forward-looking events or circumstances) under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are not a statement of fact or are predictive, general, cautionary, speculative or forward-looking in nature); provided that nothing disclosed in any Company SEC Reports shall be deemed to modify or qualify the representations or warranties set forth in Section 3.2(a), Section 3.2(b) or Section 3.6(b); or (ii) the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided that any disclosure set forth therein with respect to any particular Section relating to any representations or warranties of the Company shall be deemed to be disclosed in reference to all other applicable Sections of this Agreement with respect to any representations or warranties of the Company set forth in this Article III to the extent the relevance of the disclosure in respect of the particular Section is sufficient on its face to inform Parent of the information required to be disclosed in respect of such other Sections) delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Merger Subsidiary and Parent as follows:

Section 3.1 Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such power or authority, the lack of which would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company (and any amendments thereto) which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 12, 2025 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date. The Company is not in violation of the Company Charter Documents, and no Subsidiary of the Company is in violation of any of its equivalent organizational documents, except where such violation would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on September 19, 2025 (the “Capitalization Date”): (A) 48,253,392 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) 833,683 shares of Company Common Stock were held by the Company in its treasury; (D) 765,073 shares of Company Common Stock were subject to issuance pursuant to outstanding Company MSUs (assuming all applicable performance conditions with respect to such Company MSUs are satisfied at target levels) and 1,530,146 shares of Company Common Stock were subject to issuance pursuant to outstanding Company MSUs (assuming all applicable performance conditions with respect to such Company MSUs are satisfied at maximum levels); (E) 3,760,905 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (F) 4,816,545 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Stock Plans (excluding shares reserved for issuance upon settlement of the Company Equity Awards); (G) 68,378 shares of Company Common Stock were reserved for future issuance under the Company ESPP; (H) $79,947,000 in aggregate principal was outstanding under the 2027 Convertible Notes, with a Conversion Rate (as defined in the applicable Indenture) equal to 23.9137 shares of Company Common Stock per each $1,000 of principal and (I) $235,000,000 in aggregate principal was outstanding under the 2030 Convertible Notes, with a Conversion Rate (as defined in the applicable Indenture) equal to 48.8293 shares of Company Common Stock per each $1,000 of principal). Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan, the Company ESPP, the Convertible Notes or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and free of preemptive rights. Other than issuances of Equity Interests in compliance with Section 5.2(b), there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Equity Interests of the Company, other than pursuant to the Convertible Note Capped Call Options. Other than the Company Common Stock and issuances of Equity

Interests in compliance with Section 5.2(b), there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards and Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Equity Interests of any wholly-owned Company Subsidiary. There are no accrued or authorized and unpaid dividends with respect to any shares of Company Common Stock as of the date of this Agreement.

(b) Except as set forth in Section 3.2(a) and other than pursuant to the terms of the Convertible Notes or issuances of Equity Interests in compliance with Section 5.2(b), no Equity Interests of the Company are issued, reserved for issuance or outstanding. Except as set forth in Section 3.2(b) of the Company Disclosure Schedules or pursuant to the terms of the Convertible Notes or the Convertible Note Capped Call Options, as of the Capitalization Date, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or make a payment the value of which is measured by reference to, any Equity Interests in the Company or any of the Company Subsidiaries or (ii) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth, as of the Capitalization Date, a list of each outstanding Company Equity Award, the holders (by name or employee identification number) of such Company Equity Awards, including (to the extent applicable) the date on which each such Company Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award (assuming in the case of Company MSUs, target and maximum level of performance), the vesting schedule of such Company Equity Award (including any vesting acceleration terms) and current vesting status. All shares of Company Common Stock issuable upon the settlement of Company Equity Awards have been duly reserved for issuance by the Company.

Section 3.3 Authorization; No Conflict.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, subject to the adoption of the Agreement and approval of the Merger by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company Board has unanimously (i) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (ii) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (iii) approved and declared advisable this Agreement and the Transactions, (iv) resolved, subject to Section 5.3, to recommend that the Company’s stockholders adopt this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”) and (v) directed that this Agreement be submitted to the Company’s stockholders for their adoption, which such resolutions, subject to Section 5.3, have not been rescinded, modified or withdrawn in any way.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws, (iv) compliance with any applicable rules of the NYSE, and (v) any additional actions or filings, except those that the failure of which to make or obtain would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth on Section 3.3(d) of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents or any equivalent organizational documents of Company Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 3.3(c), require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation or acceleration of, or give rise to a right of payment, approval, notice, amendment, modification, termination or cancellation of, or accelerate any obligation or the loss of any benefit under, any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, with only such exceptions, which in the case of each of clauses (ii) through (iv), would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4 Subsidiaries.

(a) The Company has delivered or made available to Parent a complete and accurate list as of the Agreement Date of each of the Company Subsidiaries and their respective jurisdictions of organization.

(b) All of the outstanding Equity Interests in each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights, and such Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities, stock appreciation rights, profit participation rights, other equity or equity-based rights or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for, or obligation to make a payment the value of which is measured by reference to, any of the Equity Interests of any Company Subsidiary. Section 3.4 of the Company Disclosure Schedules sets forth, as of the Agreement Date, (i) each Subsidiary of the Company and the ownership interest of the Company in each such Subsidiary and (ii) the Equity Interests of each Person other than a Subsidiary of the Company that is owned, directly or indirectly by the Company or any Company Subsidiary.

Section 3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2023, the Company has timely filed or furnished with the SEC all Company SEC Reports required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of operations, comprehensive income or loss, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated statements of operations, income or loss, stockholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments), except to the extent that information contained in such Company SEC Report has been reviewed, amended, modified or supplemented (prior to the date of the Agreement) by a subsequent Company SEC Report.

(c) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably designed in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.

(d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) The Company and the Company Subsidiaries have no liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries (or in the notes thereto), other than liabilities (i) reflected or otherwise reserved against in the Company’s unaudited balance sheet in the most recent quarterly report on Form 10-Q (the “Reviewed Balance Sheet”, and the date of the Reviewed Balance Sheet, the “Reviewed Balance Sheet Date”) filed by the

Company with the SEC prior to the Agreement Date; (ii) arising pursuant to this Agreement or incurred in connection with the Merger; (iii) incurred in the ordinary course of business on or after the Reviewed Balance Sheet Date; (iv) for performance of obligations under Contracts binding upon the Company or any Company Subsidiary (other than resulting from a breach thereof); or (v) that would not reasonably be expected to have a Company Material Adverse Effect. All Indebtedness of the Company and the Company Subsidiaries as of the Agreement Date (including the outstanding amount thereof) is set forth in Section 3.5(e) of the Company Disclosure Schedules, other than Indebtedness with a principal amount of less than $1,000,000.

Section 3.6 Absence of Material Adverse Changes, etc. (a) Between June 30, 2025 and the Agreement Date, except for actions expressly contemplated by this Agreement, (i) the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof and prior to the Closing Date, would have been a breach of, or require the consent of Parent, under clauses (i), (iv), (v), (vi), (viii), (ix), (xii), (xiii), (xiv), (xv), (xvi), (xviii), (xix) or, solely with respect to the foregoing clauses, (xx) of Section 5.2(b), and (b) between December 31, 2024 and the Agreement Date, there has not been or occurred any event, condition, change, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Litigation. There are no Legal Proceedings (other than investigations) pending or, to the Knowledge of the Company, investigations pending or Legal Proceedings threatened, to which the Company or any of the Company Subsidiaries is a party that would reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of the Company Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Broker’s or Finder’s Fees. Except for Qatalyst Partners LP (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.9 Employee Plans.

(a) Section 3.9(a) of the Company Disclosure Schedules sets forth a complete and accurate list as of the Agreement Date of each current material Company Plan (other than: (i) any offer letter or other employment Contract that (A) is terminable “at-will” or following a notice period imposed by applicable Law and, in each case, does not provide for severance, retention, change of control, transaction or similar bonuses or similar types of payments other than severance payments or advance notice of termination periods required to be made by the Company or any Company Subsidiaries under applicable foreign Law) and (B) does not deviate in any material respect from the form of offer letter or form employment Contract made available to Parent prior to the Agreement Date, (ii) any consulting services Contract that is terminable upon thirty (30) days’ notice or less without further payment, liability or obligation, or (iii) any individual equity award grant notice or award agreement on the Company’s standard forms of equity award grant notice and agreement in the forms made available to Parent).

(b) With respect to each Company Plan set forth on Section 3.9(a) of the Company Disclosure Schedules, the Company has made available to Parent a true and correct copy of, as applicable: (i) each written Company Plan and all amendments thereto, if any, or, with respect to any unwritten Company Plan, a summary of the material terms thereof; (ii) the current summary plan description of each Company Employee Benefit Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority; (iv) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Authority, if any; (v) all material notices given to the administrator of such Company Employee Benefit Plan, the Company, any of the Company Subsidiaries or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority with respect to such Company Plan since January 1, 2023; and (vi) the most recent financial statements and actuarial or other valuation reports provided to the Company with respect thereto.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked or meets the requirements for such treatment and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially and adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA or the Code.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Plan has been established, maintained, funded and administered in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code and other applicable Law; and (ii) to the Knowledge of the Company, all payments and contributions required to be made under or with respect to any Company Plan have been timely made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the Agreement Date.

(e) Neither the Company nor any Company ERISA Affiliate maintains, sponsors, contributes to, or has any liability or obligation with respect to, any (i) “defined benefit plan” as defined in Section 3(35) of ERISA (whether or not subject to ERISA), (ii) “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, (iii) multiple employer plan (as described in Section 413(c) of Code), or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Company Plan provides for retiree, post-employment, or post-service health or other welfare benefits, except as required by Section 4980B of the Code.

(f) No Company Plan provides for a “gross-up” or similar payment or reimbursement, and no current or former employee, officer, director or other individual service provider of the Company or the Company Subsidiaries has a right to indemnification, in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(g) Except as set forth on Section 3.9(g) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event, could: (i) entitle any current or former employee, officer, director or other individual service provider of the Company or the Company Subsidiaries (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property); (ii) increase the amount of compensation or benefits due or payable to any such person set forth in the preceding clause (i); (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) require a contribution by the Company or any Company Subsidiary to any Company Plan; (v) restrict the ability of the Company or any Company Subsidiary to merge, amend or terminate any Company Plan; or (vi) result in the forgiveness of any employee or service provider loan.

(h) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any current or former employee, officer, director or other individual service provider of the Company or the Company Subsidiaries would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(i) Without limiting the generality of the other provisions of this Section 3.9, with respect to each Company Plan that is subject to the Laws of a jurisdiction other than the United States (a “Non-U.S. Plan”): except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, (ii) each Non-U.S. Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, and (iii) no Non-U.S. Plan is a defined benefit plan, and (iv) no Non-U.S. Plan has any material unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

Section 3.10 Opinion of Company Financial Advisor. The Company Board has received an opinion from the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and others matters considered in the preparation thereof, as set forth therein, the Merger Consideration to be received in the Merger pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent, Merger Subsidiary or any of their respective Affiliates) is fair, from a financial point of view, to such holders.

Section 3.11 Taxes.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries has timely filed all Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, correct and complete in all respects; and (ii) all Taxes required to be paid by the Company or any Company Subsidiary (including Taxes required to be withheld or collected) have been paid in full (whether or not shown as due on any Tax Return) and each of the Company and the Company Subsidiaries has made adequate provision (or adequate provision has been made on its behalf) in the Company’s consolidated financial statements for all accrued Taxes not yet due.

(b) There is no assessment, deficiency, adjustment, claim, audit, action, suit or proceeding currently pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or material Tax Return. No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction that has not been resolved or withdrawn.

(c) Neither the Company nor any Company Subsidiary has been a party to or otherwise participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(d) Neither the Company nor any Company Subsidiary is a party to (any Tax sharing agreement, Tax indemnity obligation or similar agreement (other than Contracts entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes).

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

(f) Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” within the past two years that was purported or intended to be governed by Section 355 of the Code (or any similar provision of U.S. federal, state, local or non-U.S. Law).

(g) Neither the Company nor any of the Company Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than any group of which the Company or one of its Subsidiaries is or was the common parent). Neither the Company nor any Company Subsidiary has any liability for a material amount of Taxes of any other Person (other than the Company or any Company Subsidiary) (i) as a result of being or having been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than any group the common parent of which is the Company or any Company Subsidiary), including any liability under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law) or (ii) as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes), or pursuant to any Law.

Section 3.12 Compliance with Laws.

(a) Since January 1, 2023, neither the Company nor the Company Subsidiaries has been in violation of any Law (including any Antitrust Law) applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation by the Company of, or any investigation with respect to any such Law, except in each case for any such violation that would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary (i) is currently, or has been since January 1, 2023: (A) a Sanctioned Person; (B) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (C) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (D) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (ii) has, in the last five (5) years, taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption legislation promulgated by any Governmental Authority (collectively, “Anti-Corruption Laws”).

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not (i) received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or Anti-Corruption Laws.

(d) Each of the Company and the Company Subsidiaries is, and has been since January 1, 2023, in possession of all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Permits, the lack of which would not reasonably be expected to have a Company Material Adverse Effect.

(e) To the Company’s Knowledge, the Company’s and the Company Subsidiaries’ products, where applicable, (i) do not provide pricing recommendations to any particular customers or users of such applicable products that are informed by confidential information of competitors of such customers or users and (ii) do not facilitate the exchange of confidential information between competitors. The Company and the Company Subsidiaries do not require any customers or users of their products, where applicable, to accept any particular pricing recommendations.

Section 3.13 Intellectual Property and Privacy and Data Protection.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of all Company Intellectual Property that is Registered Intellectual Property that has not otherwise lapsed, been abandoned, expired or been cancelled (“Company Registered Intellectual Property”).

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and, with respect to Company Registered Intellectual Property issued by an applicable Governmental Authority, to the Company’s Knowledge, valid and enforceable (assuming registration where required for enforcement), (ii) to the Knowledge of the Company, the Company and the Company Subsidiaries solely own the Company Intellectual Property, free and clear of all Liens other than Permitted Liens, and (iii) the Company and each Company Subsidiary owns or possesses the valid right to use all Intellectual Property Rights used in or necessary for the operation of the businesses of the Company and the Company Subsidiaries, as applicable, as such is conducted as of the Agreement Date. This Section 3.13(b) does not address and will not be construed as a representation or warranty regarding infringement or misappropriation of any Intellectual Property Rights, which are exclusively addressed in Section 3.13(d).

(c) Neither the Company nor any Company Subsidiary has granted to any Person a joint ownership interest of, or has granted, or permitted any Person to retain, any exclusive rights that remain in effect in, any Company Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.

(d) To the Knowledge of the Company and except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, the Company’s conduct of its business has not infringed, violated or misappropriated the Intellectual Property Rights of any third party. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Legal Proceeding is pending or has been filed, and since January 1, 2023, no Legal Proceeding has been filed, against the Company or any Company Subsidiary by any third party (i) alleging that the conduct of the businesses of the Company or the Company Subsidiaries infringes, violates or misappropriates the Intellectual Property Rights of any third party or (ii) challenging or contesting the ownership, validity, scope, registrability, enforceability or use of any Company Intellectual Property other than office actions in the ordinary course of prosecution.

(e) To the Company’s Knowledge, except as would not reasonably be expected to have a Company Material Adverse Effect, no Person is misappropriating, infringing, diluting or violating any Company Intellectual Property.

(f) The Company and each of the Company Subsidiaries have acted in a reasonable and prudent manner with respect to the protection and preservation of the material Company Intellectual Property as determined by Company in its business judgment, including with respect to the confidentiality of the trade secrets that are Company Intellectual Property, and, to the Knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation by any Person of any such Trade Secrets that are Company Intellectual Property. In connection with the Company’s and the Company Subsidiaries’ license grants to third parties of any licenses to use any Source Code to any Software for any Company Product for which the Company and the Company Subsidiaries have determined to maintain as a trade secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company’s and the Company Subsidiaries’ rights to the Trade Secrets embodied by such Source Code except where failure to do so would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries. To the Company’s Knowledge, the Company and the Company Subsidiaries have not (i) put Source Code for any Company Products into escrow with a third Person for the benefit of a licensee or other third Person (other than pursuant to Contracts entered into in the ordinary course of business containing customary contractual protections), and (ii) released such Source Code for any Company Product from escrow in favor of a third Person.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to any Software licensed on an “open source” or “freeware” basis that is bundled with, embedded in, linked to, or otherwise integrated with any Company Product or other Software owned by the Company or any Company Subsidiary, (i) the Company and the Company Subsidiaries are and have since January 1, 2023 been in material compliance with all applicable licenses with respect thereto, and (ii) neither the Company nor any Company Subsidiary has integrated any such Software in a manner that requires or would require (or conditions the grant of any rights upon) any proprietary Software of the Company or any Company Subsidiary (including any Source Code thereto), (A) to be disclosed or distributed in source code form, (B) to be licensed for purposes of preparing derivative works or (C) to be redistributed at no charge.

(h) Since January 1, 2023 and except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have not, to Company’s Knowledge, experienced any Security Breach, including any Security Breach that required written notification by the Company or a Company Subsidiary to the affected individuals, regulators, or other Person under applicable Privacy Law (and have not sent any such notification).

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries and the Company’s and the Company Subsidiaries’ conduct of its and their businesses are in compliance with, and since January 1, 2023 have been in compliance with, applicable Data Security Requirements in all material respects, (ii) the Company and the Company Subsidiaries have implemented and maintain policies and procedures designed to comply with its and their obligations under applicable Privacy Laws, and (iii) to the Knowledge of the Company, since January 1, 2023, neither the Company nor any Company Subsidiary has (a) received any material complaint or notice in writing alleging, (b) been subject to any Legal Proceedings alleging, or (c) sent or been required to send any written notice required under applicable Privacy Laws to any Person in connection with, any violation of any Data Security Requirements.

(j) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own, lease or license Business Systems that, to the Company’s Knowledge, are generally sufficient to operate the businesses of the Company and the Company Subsidiaries as they are currently conducted, (ii) the Company has taken commercially reasonable actions designed to protect the security of the Business Systems that are owned by the Company or Company Subsidiaries, (iii) there has not been any failure with respect to any of the Business Systems that caused a material disruption in the Company’s and the Company Subsidiaries’ business taken as a whole in the past twelve (12) months, (iv) there are, and for the past twelve (12) months have been, no material bugs or errors in any of the Company Products that would prevent the same from performing substantially in accordance with their published user specifications (“Technical Deficiencies”) other than those occurring in the ordinary course of business, (v) to the Company’s Knowledge, there is no Malicious Code in any of the Company Products or the Business Systems, and (vi) to the Company’s Knowledge, the Company and the Company Subsidiaries have not received any complaints in writing from any Person alleging any Technical Deficiencies other than those occurring in the ordinary course of business.

Section 3.14 Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union, works council, labor organization or other employee representative (collectively, “CBAs”), nor is any such Contract or agreement presently being negotiated. To the Knowledge of the Company, there is no, and since January 1, 2023 there has been no, representation or organizing campaign respecting any of the employees of the Company or any of the Company Subsidiaries. As of the Agreement Date, there is no, and since January 1, 2023 there has been no, pending or, to the Knowledge of the Company, threatened, material labor grievance, material labor arbitration, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.14(a) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has a legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, works council, labor organization or employee representative representing any employee of the Company or any Company Subsidiary, or any applicable labor tribunal, in connection with the execution of this Agreement or the Transactions

(b) The Company and each Company Subsidiary has reasonably investigated all material sexual harassment allegations against officers, directors, or other executive-level employees of the Company or Company Subsidiary which have been formally reported to the Company or the applicable Company Subsidiary or with respect to which the Company has Knowledge. With respect to each such allegation (except those the Company or the applicable Company Subsidiary reasonably deemed to not have merit), the Company or the applicable Company Subsidiary has taken corrective action reasonably calculated to prevent further improper action and does not reasonably expect material liability.

Section 3.15 Insurance. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). To the Knowledge of the Company, all such insurance policies are in full force and effect and all related premiums have been paid as of the date of this Agreement.

Section 3.16 Material Contracts.

(a) Except (x) for this Agreement or (y) as set forth in Section 3.16 of the Company Disclosure Schedules, or (z) for Non-Scheduled Contracts, as of the Agreement Date, none of the Company or any of the Company Subsidiaries is a party to or bound by (each a “Company Material Contract”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii);

(ii) any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(iii) any Contract for the acquisition or disposition by the Company or any Subsidiary of the Company of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $10,000,000 and pursuant to which the Company or any Company Subsidiary has continuing obligations (including any contingent obligations such as an earnout or holdback) that would reasonably be expected to result in the receipt or making by the Company or any of the Company Subsidiaries of future payments in excess of $1,000,000;

(iv) any Contract relating to the borrowing or lending of Indebtedness in a principal amount in excess of $2,000,000, except for agreements relating to trade receivables or payables, loans to or from the Company Subsidiaries in the ordinary course of business and extensions of credit to customers or from vendors in the ordinary course of business;

(v) any Contract that is with any of the top ten (10) vendors of the Company and the Company Subsidiaries (the “Top Vendors”), by dollar amount paid by the Company and the Company Subsidiaries for the prior fiscal year;

(vi) any Contract that is with any of the top ten (10) sources of revenue (whether customers or distributors) of the Company and the Company Subsidiaries (the “Top Customers”), by dollar amount received by the Company and the Company Subsidiaries for the prior fiscal year;

(vii) any Contract that (1) contains any restrictions or covenants that purport to limit or otherwise restrict in any material respect the ability of the Company and the Company Subsidiaries (or after the Closing Date, the Surviving Corporation or Parent), taken as a whole, to compete in any line of business with any Person in any geographic area anywhere in the world, (2) prohibits the Company or any Company Subsidiary from entering into any partner or similar agreements with third parties, (3) binds the Company or any Company Subsidiary through any customer or similar non-solicitation covenant or any non-competition covenant; (4) grants exclusivity or “most favored nation” protections or rights of first refusal, rights to participate, rights of first offer or rights first negotiation or similar restrictions to the counterparty to such Contract (including any exclusive supply agreements with any of the Company’s or its Subsidiaries’ suppliers); or (5) contains obligations that limit the freedom or right of the Company or any Company Subsidiary to develop, sell or distribute any products or services for any other Person; in each case, other than such Contracts that are not material to the Company and the Company Subsidiaries, taken as a whole;

(viii) any Contract that provides for the formation, creation, operation, management or control of any joint venture;

(ix) any settlement or conciliation Contract that would require the Company or any of the Company Subsidiaries to pay more than $1,000,000 after the Agreement Date or that contains restrictions on the business and operations of the Company and the Company Subsidiaries that are material to the business of the Company and the Company Subsidiaries, taken as a whole;

(x) any Contract that obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000;

(xi) any Contract (A) relating to the licensing of any material Intellectual Property Rights (whether granted by or to the Company or a Company Subsidiary) (other than (1) non-exclusive licenses granted to the Company or a Company Subsidiary in the ordinary course of business and (2) non-exclusive licenses of Intellectual Property Rights granted by the Company or a Company Subsidiary in the ordinary course of business); (B) for the acquisition or development of material Intellectual Property Rights (other than agreements with employees or contractors in the ordinary course of business); or (C) limiting in any material manner the Company’s or a Company Subsidiary’s ability to use or enforce any material Intellectual Property Rights consistent with past practices;

(xii) any CBA; or

(xiii) any Contract for the Convertible Note Capped Call Options.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms against the Company or the Company Subsidiary (as the case may be) and, to the Knowledge of the Company, any other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Neither the Company nor any Company Subsidiary is in breach of or default under any Company Material Contract, nor, to the Company’s Knowledge, is any other party to such Company Material Contract, excluding, however, any breach or default which would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a copy of each Company Material Contract as in effect as of the date hereof that is true and complete, subject to redaction of privileged or competitively sensitive information. The Company has not received any written or, to the Knowledge of the Company, oral notice from any of the Top Customers or Top Vendors to the effect that any such Top Customer or Top Vendor, as applicable, will modify in any material respect, terminate or not renew, any Company Material Contract, or stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing or supplying, as applicable, products or services from the Company or any of the Company Subsidiaries (whether as a result of the Transactions or otherwise).

Section 3.17 Properties.

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) Section 3.17(b) of the Company Disclosure Schedules sets forth a true and correct list of all material properties leased, subleased, licensed or occupied by the Company or a Company Subsidiary as of the Agreement Date (collectively, the “Leased Real Property”) and the Real Property Leases in connection therewith. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens), (ii) each Real Property Lease is valid and binding on the Company or a Company Subsidiary and, to the Company’s Knowledge, each counterparty thereto, and is full force and effect, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under any Real Property Lease, nor, to the Company’s Knowledge, is any other party to such Real Property Lease.

(c) Except as set forth on Section 3.17(c) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has leased, subleased, licensed, transferred or mortgaged any portion of any Leased Real Property to any Person.

(d) Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated.

Section 3.18 Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Merger Subsidiary and Parent in Section 4.4, to the Knowledge of the Company, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

Section 3.19 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries (or, to the Knowledge of the Company, any other Person to the extent giving rise to liability for the Company or any of the Company Subsidiaries) has stored, disposed of or arranged for the disposal of, treated, transported, handled, released, manufactured, distributed, or exposed any person to, or owned or operated any real property or facility contaminated by, Hazardous Materials.

Section 3.20 Affiliate Party Transactions. Since January 1, 2023, there have been no transactions, agreements, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any director or executive officer of the Company or any of its Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on the Company Disclosure Schedules.

Section 3.21 Disclosure Documents. The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3.21 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, the Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Merger Subsidiary and Parent represents and warrants to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Subsidiary is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing, or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions. Each of Parent and Merger Subsidiary has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended as of the Agreement Date, of Merger Subsidiary and Parent.

Section 4.2 Authorization; No Conflict.

(a) The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the Transactions are within the corporate or similar powers of Parent and Merger Subsidiary, as applicable, and, subject to the completion of the actions contemplated by Section 5.16, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation by Merger Subsidiary and Parent of the Transactions require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, and (iv) any additional actions or filings, except those that the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the other Transactions.

(c) The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other constituent documents of Merger Subsidiary and Parent, (ii) assuming compliance with the matters referred to in Section 4.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.2(b), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any Contract, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, with only such exceptions, in the case of each of clauses (ii) through (iv), which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the other Transactions.

Section 4.3 No Legal Proceedings Challenging the Merger. There are no Legal Proceedings pending or threatened to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the other Transactions. As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Subsidiary or Parent challenging the Merger; and (b) no Legal Proceeding has been threatened against Merger Subsidiary or Parent challenging the Merger.

Section 4.4 Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent, Merger Subsidiary or any of their respective general or limited partners, stockholders, directors, officers, employees, managers or members beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Merger Subsidiary or Parent or any of their “affiliates” or “associates” are, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any Representatives of Parent or Merger Subsidiary to take, any action that would reasonably be expected to cause, Parent, Merger Subsidiary or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

Section 4.5 Broker’s or Finder’s Fees. Except for fees and commissions of Persons which will be paid by Parent or its Subsidiaries, no agent, broker, Person or firm acting on behalf of Parent or any of its Subsidiaries or under Parent’s or any of its Subsidiaries’ authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6 Activities of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the Transactions. Merger Subsidiary has not engaged, and will not prior to the Effective Time engage, in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those incident to its formation and pursuant to the Transactions.

Section 4.7 Disclosure Documents. The information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary or any other Subsidiary of Parent for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Merger Subsidiary, Parent or any of its other Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.7 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.8 Solvency. None of Parent or Merger Subsidiary is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company Subsidiaries. Each of Parent and Merger Subsidiary is Solvent as of the Agreement Date, and each of Parent and the Company and the Company Subsidiaries (on a consolidated basis) will, immediately after giving effect to the Transactions, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the representations and warranties in Article III are true and correct in all material respects, be Solvent at and immediately after the Closing. As used in this Section 4.8, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) will exceed their debts, (b) Parent and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent has and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.9 Certain Arrangements. As of the date hereof, there are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.10 Financing.

(a) Parent has received and accepted, and delivered to the Company a complete and correct copy of a fully executed equity commitment letter (the “Equity Commitment Letter”) from each of the parties listed on Annex I hereto (the “Financing Sources”) confirming the Financing Sources’ commitments to provide Parent with equity financing in an amount up to the aggregate amount set forth therein in connection with the Transactions (the “Financing”). Assuming that (i) the Financing contemplated by the Equity Commitment Letter is fully funded on the terms set forth therein and (ii) the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 (in each case, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), Parent and Merger Subsidiary will have at the Closing funds sufficient to (x) pay the aggregate Merger Consideration payable on or promptly following the Closing Date upon the terms contemplated by this Agreement, (y) consummate the Merger and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives required to be paid in connection with the Closing pursuant to this Agreement and (z) make any payments and/or settle any conversions required to be made at or after the Closing under the

Indentures in respect of the Convertible Notes (including any make-whole adjustment to the conversion rate with respect thereto) as a result of the Transactions (without giving eﬀect to any payments received pursuant to the Convertible Note Capped Call Options) and to repurchase the Convertible Notes as required pursuant to Article 15 of the Indentures (such required funds, collectively, the “Required Amount”).

(b) The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and Merger Subsidiary and the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company is a third-party beneficiary of the Equity Commitment Letter on the terms set forth therein. Parent or Merger Subsidiary has fully paid, or caused to be paid, any and all commitment or other fees in connection with the Equity Commitment Letter that are payable on or prior to the Agreement Date. As of the Agreement Date, the Equity Commitment Letter has not been amended or modified in any respect, no such amendment or modification is contemplated and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Subsidiary or any other party thereto under the Equity Commitment Letter. There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Equity Commitment Letter delivered to the Company, and, as of the Agreement Date, Parent has no reason to believe that any term or condition of closing of the Financing that is required to be satisfied will not be satisfied, or that the Financing will not be made available to Parent on the date of the Closing. There are no side letters or other Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Equity Commitment Letter.

Section 4.11 Parent and Merger Subsidiary Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Subsidiary expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

COVENANTS

Section 5.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries to, upon reasonable advance notice to the Company from Parent: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, subject-matter experts, offices and other facilities, Contracts and other documents and information relating to the Company and the Company Subsidiaries; (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as Parent may reasonably request; and (iii) reasonably cooperate with respect to Parent’s and Parent’s Representatives’ planning with respect to post-Closing business plans and operations (provided the Company and the Company Subsidiaries shall not be required to implement such plans prior to the Closing); provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner not to interfere with the normal operation of the business of the Company and the Company Subsidiaries or create risk of damage or destruction to any material assets or property. Any such access shall be subject to the Company’s and the Company Subsidiaries’ security measures and insurance and privacy requirements. Information obtained by Merger Subsidiary or Parent pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company or any Company Subsidiary to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company: (A) would violate any of its or its Affiliates’ respective obligations under Law or Contract with respect to confidentiality; (B) would result in a violation of applicable Law; or (C) would result in the loss of a legal protection afforded by the attorney-client privilege or the attorney work product doctrine or similar privilege; provided, that the Company shall use commercially reasonable efforts to allow such inspection or disclosure (or as much of it as possible) in a manner that does not result in a violation of such confidentiality obligations, violation of such Law or losses of such legal protection.

Section 5.2 Operation of the Company’s Business.

(a) Except (i) as expressly required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) or Section 5.2(b) of the Company Disclosure Schedules, or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed) during the Interim Period, the Company shall and shall cause the Company Subsidiaries to use commercially reasonable efforts to: (A) conduct its and their respective businesses in the ordinary course in all material respects; and (B) preserve intact in all material respects its and their respective current business organizations, keep available the services of its and their respective key employees and maintain its and their respective relations and goodwill with the Persons having material business relationships with the Company or the Company Subsidiaries.

(b) Except (w) as expressly required or permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 5.2(a) or Section 5.2(b) (and their respective subsections) of the Company Disclosure Schedules, or (z) as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i) declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly-owned Company Subsidiary to the Company or another direct or indirect wholly-owned Company Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (A) the withholding or retirement of shares of Company Common Stock to satisfy Tax withholding obligations with respect to Company Equity Awards that are outstanding on the Capitalization Date and in accordance with the applicable terms of such Company Equity Awards and the applicable Company Plan or (B) pursuant to the redemption or conversion of any Convertible Notes or the exercise of any Convertible Note Capped Call Options.

(ii) sell, issue, grant, pledge or authorize the sale, issuance, or grant of any Equity Interests, except that (A) the Company may issue shares of Company Common Stock pursuant to the vesting or settlement of Company Equity Awards that are outstanding on the Capitalization Date pursuant to and as required by terms of such Company Equity Awards and the applicable Company Plan and in connection with the exercise of purchase rights under the Company ESPP that are outstanding as of the Capitalization Date in the ordinary course of business (and in all respects subject to Section 1.5(e)) and (B) the Company may issue shares of Company Common Stock in connection with the conversion of Convertible Notes;

(iii) except as expressly contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

(iv) amend or permit the adoption of any amendment to the Company Charter Documents or any equivalent documents of any Company Subsidiary;

(v) acquire any Equity Interest or any portion of the assets of any other Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) enter into any Contract that would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to perform services for or sell products to any other Person other than in the ordinary course of business; (D) to transact business with any other Person; or (E) to operate at any location in the world, in each case, other than Contracts that contain covenants that prohibit the Company or any Company Subsidiary from using any trade names other than the Company’s or a Company Subsidiary’s trade names;

(vii) other than in the ordinary course of business and subject to Section 5.18 with respect to the Convertible Notes and Convertible Note Capped Call Options, amend (in a manner materially adverse to the Company or the Company Subsidiaries) or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under, any Company Material Contract, or enter into any Contract that, if in existence on the Agreement Date, would be a Company Material Contract;

(viii) sell, assign or otherwise dispose of, lease or license, or abandon or permit to lapse any right, asset or property material to the Company and the Company Subsidiaries, taken as a whole, to any other Person, except (A) inventory and transactions in the ordinary course of business; (B) with respect to Intellectual Property Rights, the lapse or expiration of Company Registered Intellectual Property at the end of the applicable statutory term; and (C) as would have occurred in the ordinary course of business consistent with past practice;

(ix) lend money to any Person (other than advances to customers in the ordinary course of business), or incur or guarantee any Indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business, which shall not exceed $1,000,000 in the aggregate), except, in each case, any such Indebtedness solely among the Company and any Company Subsidiary;

(x) make or authorize any capital expenditures other than as set forth on Section 5.2(b)(x) of the Company Disclosure Schedules;

(xi) except as required pursuant to the terms of any Company Plan in effect as of the Agreement Date and set forth on Section 3.9(a) of the Company Disclosure Schedules, (A) provide for any increase in compensation or benefits payable to any current or former director, officer, employee or other individual service provider of the Company or any of the Company Subsidiaries, other than market-based increases in base salary or hourly wage rates (and corresponding annual target bonus opportunities) with respect to any current officer or employee of the Company or any of the Company Subsidiaries with annual base compensation below $175,000 in connection with the Company’s annual review and/or promotion process and, in all cases, in the ordinary course of business consistent with past practice; (B) grant or increase (or promise to grant or increase) any severance, termination, retention, change in control or similar compensation or benefits of any current or former director, officer, employee or other individual service provider of the Company or any of the Company Subsidiaries, other than providing severance in the ordinary course of business consistent with past practice to Company Employees terminated other than for cause; (C) establish, adopt, enter into, terminate or amend any Company Plan or any CBA, other than: (1) annual renewals of Company Employee Benefit Plans providing health and welfare benefits in the ordinary course of business consistent with past practice, including corresponding immaterial benefit increases to such plans, or (2) entry into offer letters with new hires permitted pursuant to clause (D) below and set forth on Section 5.2(b)(D) of the Company Disclosure Schedules; provided that such offer letters shall exclude any change in control, transaction or sale bonuses, and equity or equity-based awards (or promises to grant any of the following); (D) hire any employee at or above the Vice President level set forth on Section 5.2(b)(D) of the Company Disclosure Schedules (subject to clause (C)(2) above), provided that (1) any new hiring conducted below the Vice President level be done in the ordinary course of business and consistent with past practice and (2) compensation or benefits (including severance) provided to new hires below the Vice President level shall be no greater than the compensation provided to similarly situated employees and shall exclude any change in control, transaction or sale bonuses, and equity or equity-based awards (or promises to grant any of the following); (E) terminate (other than for cause) the employment or services of any current or former director, officer, employee or other individual service provider of the Company or any of the Company Subsidiaries whose annual base compensation exceeds $175,000; (F) take any action to accelerate the vesting or payment or lapsing of restrictions, or fund or in any other way secure the payment, of compensation or benefits under any Company Plans (including accelerating the vesting of any Company Equity Awards); or (G) grant to any current or former director, officer, employee or other individual service provider of the Company or any of the Company Subsidiaries any right to reimbursement, indemnification or payment for Taxes incurred under Section 409A or Section 4999 of the Code;

(xii) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of the Company Subsidiaries;

(xiii) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or foreign Law;

(xiv) other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect;

(xv) waive or release any material noncompetition, or nonsolicitation covenant obligation of any current or former employee or independent contractor of the Company or any of the Company Subsidiaries;

(xvi) settle any Legal Proceeding in a manner that (1) results in the payment of monetary damages by the Company or any of the Company Subsidiaries in an amount exceeding $2,5000,000 (net of insurance coverage) individually, or (2) that would result in any admission of wrongdoing or fault or the imposition of any non-monetary relief or Order that would reasonably be expected to materially restrict the future activity or conduct of Parent, the Company or any of their respective Subsidiaries following the Effective Time, other than (A) any Legal Proceeding brought against Parent or Merger Subsidiary arising out of a breach or alleged breach of this Agreement by Parent or Merger Subsidiary, (B) any Transaction Litigation, which shall be governed by Section 5.10, or (C) any Legal Proceeding related to dissenters’ rights, which shall be governed by Section 1.4;

(xvii) enter into any material new line of business;

(xviii) (A) make (except in the ordinary course of business consistent with past practice) or change any material Tax election, (B) adopt (except in the ordinary course of business consistent with past practice) or change any material Tax accounting method or period, (C) amend any Tax Return relating to a material amount of Taxes, or (D) agree to an extension or waiver of a statute of limitations period applicable to any claim or assessment in respect of any Tax liability in excess of $5,000,000 individually;

(xix) (i) disclose to any Person any material Trade Secret that is Company Intellectual Property, including any material Company proprietary Source Code for any Company Product; in each case other than to (A) Parent and its Affiliates, (B) in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable and customary confidentiality and non-disclosure terms, (C) pursuant to legal, fiduciary, or professional obligations of confidentiality, (D) to the U.S. Patent and Trademark Office or any foreign patent office or agency, in (and in the course of) filing or prosecuting a patent application related to such information, or (E) as required by applicable Law or in connection with a Legal Proceeding, or (ii) put any Source Code for any Company Product into escrow with a third Person for the benefit of a licensee or other third Person (other than pursuant to Contracts already in effect as of the Agreement Date or hereafter entered into in the ordinary course of business containing customary contractual provisions) or permit any Source Code for any Company Product to be released from escrow in favor of a third Person other than as required pursuant to escrow agreements already so in effect or hereafter made in the ordinary course;

(xx) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 5.3 Acquisition Proposals.

(a) No Solicitation. From the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, and except as expressly permitted by this Section 5.3, neither the Company nor any of the Company Subsidiaries nor any of the directors and officers of the Company or the Company Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts to cause the other Representatives of each of the Company and the Company Subsidiaries’ not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly assist, or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, announcement or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 5.3(a));

(ii) engage in, continue or otherwise participate in any discussions (other than informing any Person of the provisions contained in this Section 5.3(a)) or negotiations regarding, or provide any non-public information or data to any Person, in each case, relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (in each case other than to Parent and its Representatives);

(iii) provide any Person (in each case, other than Parent and its Representatives) with access to the business, properties, personnel, books or records of the Company or any Company Subsidiaries, in each case, in connection with, or with the intent to encourage or facilitate the making, submission or announcement of, any Acquisition Proposal or any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(v) except as expressly permitted by Section 5.3(e), approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each of the foregoing, an “Alternative Acquisition Agreement”); or

(vi) authorize or commit to do any of the following.

(b) Exceptions. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who has made an Acquisition Proposal after the Agreement Date if (x) the Company did not violate in any material respect Section 5.3(a) in respect of such Person or such Acquisition Proposal and receives from such Person an executed confidentiality agreement which (1) is on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal) and (2) does not contain any provisions that prohibit the Company from complying with its obligations pursuant to this Section 5.3 (any confidentiality agreement satisfying the criteria of this clause (i) being an “Acceptable Confidentiality Agreement”), and (y) promptly (and in any event within thirty-six (36) hours thereafter) makes available to Parent any material non-public information concerning the Company or the Company Subsidiaries that the Company provides to any such Person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations pursuant to an Acceptable Confidentiality Agreement with any Person who has made such an Acquisition Proposal; or (iii) after having complied with Section 5.3(e), authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, (B) in each such case referred to in clause (i), (ii) or (iii) above, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, based on the information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (C) prior to taking any action described in clause (iii) above, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal is a Superior Proposal.

(c) Notice of Acquisition Proposals. The Company agrees that it will promptly (and, in any event, within thirty-six (36) hours following receipt thereof) notify Parent (i) if any proposals, inquiries or offers with respect to an Acquisition Proposal (including a proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal) are received by the Company or any of its directors, executive officers, financial advisors or legal advisors, and (ii) if any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with the Company or any of its Representatives, and in each case will provide Parent, in connection with such notice, the material terms and conditions of any requests, proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the Person making the proposal or offer (but only if such redactions are required by a confidentiality agreement between the Company and such Person entered into prior to the Agreement Date)). Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis (and in any event within thirty-six (36) hours of any such development), of the status and material terms of any such requests, proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(d) No Change of Recommendation or Alternative Acquisition Agreement. Subject to Section 5.3(e), the Company Board and each committee of the Company Board shall not:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation with respect to the Merger, (B) approve, adopt, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions), or (E) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Subsidiary) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 5.3(f)(ii) shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer) (any action described in clauses (A) through (D), a “Change of Recommendation”); or

(ii) cause or permit the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)) relating to any Acquisition Proposal.

(e) Change of Recommendation / Superior Proposal Termination. Notwithstanding anything to the contrary in this Agreement, (i) at any time prior to (but not after) the time the Company Stockholder Approval is obtained, the Company Board may make a Change of Recommendation (A) with respect to an Acquisition Proposal that did not arise from a violation in any material respect of Section 5.3(a) and which the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal or (B) other than in connection with an Acquisition Proposal, in response to an event, occurrence, development or state of facts or circumstances occurring after the Agreement Date that was not known or reasonably foreseeable by the Company Board as of the Agreement Date, or if known or reasonably foreseeable as of the Agreement Date, the consequences of which were unknown or not reasonably foreseeable (in each case, other than any event, occurrence, development or state of facts which relates to (x) any Acquisition Proposal, (y) any change in the Company Common Stock price, in and of itself, or (z) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; provided, however, that the exceptions contained in clauses (y) and (z) shall not prevent any of the underlying causes thereof from being taken into account in determining whether an Intervening Event has occurred) (any such event, occurrence, development or state of facts or circumstances, an “Intervening Event”), in either case of (A) or (B), only if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) if the Company Board is permitted to make a Change of Recommendation pursuant to clause (i), the Company may also terminate this Agreement pursuant to Section 7.1(g) to enter into an Alternative Acquisition Agreement with respect to the applicable Superior Proposal; provided, however, that neither the Company Board nor the Company shall take any of the foregoing actions unless:

(i) the Company shall have complied in all material respects with its obligations under this Section 5.3;

(ii) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with an Acquisition Proposal, the information specified by Section 5.3(c) with respect to such Acquisition Proposal (provided the Company may not redact the identity of the Person making the Acquisition Proposal) (it being understood and agreed that the delivery of a Determination Notice shall not, in and of itself, be deemed a Change of Recommendation);

(iii) the Company shall have during the Notice Period (x) negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that with respect to (A) an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal or (B) an Intervening Event, the Company Board no longer determines in good faith (after consultation with its outside legal counsel) that the failure to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law and (y) permitted Parent and its Representatives to make a presentation to the Company Board regarding adjustments with respect to this Agreement that are contemplated by the foregoing clause (x) (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material revision to the terms of such Superior Proposal, the Company shall be required to deliver a new Determination Notice (it being understood that the “Notice Period” in respect of such new Determination Notice will be two (2) Business Days from the later of the end of the original Notice Period or delivery of the new Determination Notice) to Parent and to comply with the requirements of Section 5.3(e)(ii) and this Section 5.3(e)(iii) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby;

(iv) at or following the end of such applicable Notice Period, the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) based on the information then available that with respect to any such action to be taken in connection with (A) an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal or (B) an Intervening Event, a failure of the Company Board to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above; and

(v) solely in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1(g) and paid the Company Termination Fee in accordance therewith.

(f) Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make or resolve to make a Change of Recommendation except in accordance with Section 5.3(e).

(g) Existing Discussions. Subject to Section 5.3(b) and Section 5.3(e), upon execution and delivery of this Agreement, the Company agrees that it will (i) cease and cause to be terminated any activities, discussions or negotiations with any parties conducted with respect to any Acquisition Proposal, (ii) cease providing any information to any such Person or its Representatives, (iii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room and (iv) promptly request the prompt return or destruction of all non-public information concerning the Company and Company Subsidiaries theretofore furnished to any Person with whom a confidentiality agreement was entered in connection with its consideration of an Acquisition Proposal.

(h) Breach by Representatives. The Company agrees that if it (i) affirmatively permits any of its Representatives to take any action or (ii) is made aware of an action by one of its Representatives and does not use its reasonable best efforts to prohibit or terminate such action and, in each case, such action would constitute a breach of this Section 5.3 if taken by the Company, then such action will be deemed to constitute a breach by the Company of this Section 5.3.]

Section 5.4 Proxy Filing.

(a) The Company shall prepare and file with the SEC, as promptly as reasonably practicable (but no later than thirty (30) days) after the Agreement Date, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, unless the Company Board has made a Change of Recommendation in accordance with Section 5.3, shall include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company shall provide the other with the information contemplated by Section 5.6(b) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC.

(b) The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable (but no later than five (5) days) after the earlier to occur of the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement and the expiration of the ten-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act. The Company shall ensure that the Proxy Statement complies as to form in all material respects with the provisions of the Exchange Act (and the rules and regulations promulgated thereunder); provided that Parent shall be responsible for the accuracy and completeness of any information respecting Parent or its Affiliates included therein. If at any time prior to the Stockholders Meeting, any fact, event or circumstance relating to the Company or Parent or any of their respective Affiliates is discovered by the Company or Parent, which such fact, event or circumstance is required, pursuant to the Exchange Act, to be set forth in an amendment or supplement to the Proxy Statement, (i) the applicable party shall promptly inform the other parties hereto and (ii) the Company shall promptly amend or supplement the Proxy Statement to include disclosure of such fact, event or circumstance.

(c) Each of Parent, Merger Subsidiary and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become materially false or misleading. The Company shall be responsible for 100% of the fees, costs and expenses (except for the fees, costs and expenses of Parent’s advisors), including any filing fees associated with the preparation, filing and mailing, of the Proxy Statement.

Section 5.5 Stockholders Meeting. Subject to Section 5.4(a), the Company shall use its reasonable best efforts to take, in accordance with applicable Law and the Company Charter Documents, all action necessary to convene a meeting of the stockholders of the Company Common Stock (the “Stockholders Meeting”) as promptly as reasonably practicable (but no later than thirty-five (35) days following the mailing of the Proxy Statement to the Company’s stockholders) after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Following the distribution of the Proxy Statement pursuant to Section 5.4, the date of the Stockholders Meeting may not be changed, and the Stockholders Meeting may not otherwise be adjourned or postponed, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law; provided, however, that the Company may, without the written consent of Parent, adjourn, recess or postpone the Stockholders Meeting (a) if the Company believes in good faith it will not receive proxies sufficient to obtain the Company Stockholder Approval, whether or not a quorum is present (provided that, the Company may not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), adjourn or postpone the Stockholder Meeting more than three times or by more than five (5) Business Days on any single occasion), (b) it is necessary to adjourn or postpone the Stockholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is delivered, or (c) if and to the extent such adjournment or postponement of the Stockholder Meeting is required by Law. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the stockholders of the Company in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting.

Section 5.6 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and, with respect to Parent, its Affiliates, to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Antitrust Laws, to consummate and make effective the Merger as soon as practicable, including (x) preparing and filing as promptly as practicable (and in any event shall make appropriate filings pursuant to the HSR Act within twenty-five (25) Business Days of the Agreement Date) all documentation to effect all necessary notices, reports and other filings to, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any Governmental Authority in order to consummate the Merger and the other Transactions and (y) executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and applicable Foreign Antitrust Laws, in each case where available. Parent shall be responsible for all filing fees payable to a Governmental Authority in connection with all filings pursuant to Antitrust Laws hereunder. The Company and Parent, and their respective Subsidiaries and Representatives, shall, unless prohibited by applicable Law or the applicable Governmental Authority, (i) keep one another promptly apprised of any substantive communications with a Governmental Authority concerning the Merger or any of the other Transactions; (ii) respond as promptly as practicable to all requests for additional information from a Governmental Authority under any Antitrust Law concerning the Merger or any of the other Transactions; (iii) provide each other in advance, with a reasonable opportunity for review and comment, and consider in good faith any such comments, drafts of contemplated substantive communications with any Governmental Authority concerning the Merger or any of the other Transactions; and (iv) provide each other advance notice of all meetings, conferences, or discussions with a Governmental Authority concerning the Merger or any of the other Transactions, and, unless prohibited by the Governmental Authority, permit one another to attend and participate therein either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, Parent and the Company shall have the right to review reasonably in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or the Company Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. Notwithstanding the foregoing, neither Parent nor the Company may extend any waiting period or enter into any agreement or understanding with any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, Parent may, on one occasion without the consent of the Company, withdraw the Notification and Report Form required by the HSR Act in connection with this Agreement and the Merger and refile.

(b) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters, in each case, as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Merger Subsidiary, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger, and shall provide the other party with final copies of any filings made with a Governmental Authority; provided that the Parties shall not be required to share copies of any Notification and Report Forms under the HSR Act. To the extent necessary to comply with Law or to protect reasonable confidentiality considerations, the Parties may exchange information hereunder on an outside-counsel-only, or outside-consultant-only, basis; provided that in any event the Parties may redact information that is subject of attorney-client privilege, relates to valuation of the Company, or to comply with applicable Laws.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of filings (excluding the Notification and Report Form filed under the HSR Act), submissions, notices or other communications sent or received by Parent or its Affiliates, Merger Subsidiary, the Company or the Company Subsidiaries, as the case may be, to or from any third party and/or any Governmental Authority with respect to the Transactions.

(d) Regulatory Matters. Notwithstanding anything to the contrary in this Agreement, each of the Company and Parent shall use reasonable best efforts to obtain all consents, registrations, approvals, permits, authorizations, and waiting period expirations or terminations, necessary or advisable to be obtained from, any Governmental Authority under the HSR Act or any other applicable Antitrust Laws in order to consummate the Merger and the other Transactions as soon as reasonably practicable but no later than the Termination Date, which shall include (x) promptly providing to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Laws (“Government Antitrust Entity”) any non-privileged information and documents requested by any Government Antitrust Entity that are necessary, proper or advisable to permit consummation of the Transactions, and (y) promptly complying with any Request for Additional Information issued under the HSR Act by the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice; provided, that neither Parent nor any of its Affiliates shall be required to take any steps to proffer or agree to sell, lease, license or otherwise dispose of, or hold separate any assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Parent or any of its Affiliates or Subsidiaries, or the Company or any Company Subsidiary.

(e) Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor any of the Company Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract, in each case unless such payment, consideration or security is contingent upon the occurrence of the Closing.

(f) Parent shall not, and shall cause its Affiliates not to, enter into or consummate any acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person, in each case, that would reasonably be expected to, individually or in the aggregate, (i) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent, the Company or any of their respective Affiliates to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period, in each case in respect of the HSR Act, which is necessary to consummate the Transactions, including the Merger, or (ii) materially increase the risk of any Governmental Authority in respect of the HSR Act entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions, including the Merger.

Section 5.7 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.8 Public Announcements.

(a) The initial press release regarding this Agreement shall be a joint press release. Thereafter, subject in all respects to Section 5.8(b), the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other Transactions (including with respect to the plans of Parent with respect to the Company following the Closing), and Parent agrees that none of Parent or any of its Affiliates or other related parties directly or indirectly shall issue any such press release or make any such other public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except in all cases (A) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority (in which case the party required to make such release or public statement shall, to the extent reasonably practicable under the circumstances, use its commercially reasonable efforts to consult with the other party about, and consider the other party’s reasonable comments with respect to, such release or public statement in advance of such issuance), (B) with respect to any communications by the Company regarding an Acquisition Proposal or from and after a Change of Recommendation effected in accordance with Section 5.3, or by Parent in response thereto, or (C) press releases or public announcements that are consistent with prior press releases or public announcements issued in compliance with this Section 5.8. Notwithstanding the foregoing, Parent will not be obligated to consult with the Company with respect to communications that are made in the ordinary course of business to existing or prospective general or limited partners, equityholders, financing sources, members or investors of Parent or its Affiliates, in each case, who are subject to customary confidentiality restrictions.

(b) Notwithstanding anything to the contrary contained in Section 5.8(a), following the execution of this Agreement, the Company, Parent, and certain of Parent’s Affiliates shall cooperate and work together in good faith to develop a mutually agreed-upon public communications plan with respect to the Transactions and the plans of Parent and its Affiliates with respect to the Company following the Closing (the “Communications Plan”), which Communications Plan shall be complete no later than ten (10) Business Days following the Agreement Date (provided, however, that if the parties are continuing to work in good faith on the development of the Communications Plan at the expiration of such ten (10) Business Day period, such period shall be extended for five (5) Business Days) (such time period, the “Communications Plan Period”). Until the earlier to occur of the completion of the Communications Plan and the expiration of the Communications Plan Period, the terms of Section 5.8(a) shall apply with respect to any press releases or public announcements with respect to the Merger and the other Transactions (including with respect to the plans of Parent with respect to the Company following the Closing). Thereafter, Parent and its Affiliates may issue press releases or other public announcements relating to the Transactions (including with respect to the plans of Parent with respect to the Company following the Closing) without the Company’s consent so long as such communications are consistent with the Communications Plan (it being understood, however, that in the case the Communications Plan Period expires without completion of the Communications Plan, Parent and its Affiliates shall be entitled to make press releases or public announcements with respect to the plans of Parent with respect to the Company following the Closing but will reasonably consult with the Company prior to making any such press releases or public announcements).

Section 5.9 Directors and Officers Exculpation, Indemnification and Insurance.

(a) Existing Agreements and Protections. From and after the Effective Time through the sixth (6th) anniversary of the Closing Date, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and the Company Subsidiaries to any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the “Indemnified Persons”) for any matters arising out of acts or omissions occurring at or prior to the Effective Time, or matters by reason of an Indemnified Person’s status as such, in each case as provided in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, any prior charter or bylaw provision that may apply under Section 145(f) of the DGCL, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary, in each case, as in effect on the Agreement Date. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any matters arising out of acts or omissions at or prior to the Effective Time, or matters by reason of an Indemnified Person’s service for or status with the Company or any of the Company Subsidiaries, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries as of the Agreement Date, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary in effect on the Agreement Date, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of Law or otherwise) in any manner adverse to any Indemnified Person, except as required by applicable Law.

(b) Indemnification. Without limiting the generality of the provisions of Section 5.9(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and Surviving Corporation shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including a duty to advance and indemnify for attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director or officer of the Company or any of the Company Subsidiaries for any matters arising out of acts or omissions occurring, or an Indemnified Person’s status as such, at or prior to the Effective Time; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under this Section 5.9(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay and/or advance all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, subject to the execution by such Indemnified Persons of undertakings, to the extent required by Law or agreement, in favor of the indemnifying parties to repay such advanced fees and expenses if it is ultimately determined in a final judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified hereunder.

(c) Insurance. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current or renewal directors’ and officers’ liability insurance or reasonable replacement insurance policies with insurers at the Company’s sole discretion (“D&O Insurance”). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder. In satisfying its obligations pursuant to this Section 5.9(c), the Company shall not, without Parent’s prior written consent, pay a net aggregate premium for the D&O Insurance in excess of 300% of the aggregate amount paid by the Company for coverage for its last full fiscal year prior to the Agreement Date (such 300% amount, the “Current Premium Threshold”), it being understood that if the net aggregate premium payable for the D&O Insurance exceed the Current Premium Threshold, the Company shall obtain a D&O Insurance with the greatest coverage available for a cost equal to or less than the Current Premium Threshold.

(d) Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or Parent) shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.9.

(e) No Impairment; Third-Party Beneficiaries. The obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.9, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) under this Section 5.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary, or applicable Law (whether at law or in equity) that is set forth on Schedule 5.9 of the Company Disclosure Schedules.

(f) Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 5.9 shall be joint and several.

(g) Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any indemnification, advancement, exculpation, or insurance rights of Indemnified Persons, and any such rights are primary rights and not secondary to, limited by, or adversely affected by any Indemnified Person’s rights under any policy of insurance.

Section 5.10 Financing and Cooperation.

(a) No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Subsidiary will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or could reasonably be expected to, (i) reduce the aggregate amount of the Financing to an amount which would be less than the Required Amount, (ii) impose new or additional conditions or other terms to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to (A) delay, prevent or materially impede the consummation of the Merger, or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any respect, or (iii) adversely impact the ability of Parent, Merger Subsidiary or the Company, as applicable, to enforce its rights against the other parties to the Equity Commitment Letter or the definitive agreements with respect thereto.

(b) Financing. Each of Parent and Merger Subsidiary shall use its reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Financing, including by (i) maintaining in effect the Equity Commitment Letter, (ii) complying with its obligations under the Equity Commitment Letter, (iii) satisfying on a timely basis all conditions applicable to Parent or Merger Subsidiary in the Equity Commitment Letter that are within its control, if any, (iv) enforcing its rights under the Equity Commitment Letter and (v) consummating the Financing at or prior to the Closing, including by causing the Financing Sources to fund the Financing at or prior to the Closing, in each case in accordance with the terms of this Agreement and the Equity Commitment Letter.

(c) Information. Upon the reasonable request of the Company, Parent shall (i) keep the Company fully informed on a reasonably current basis of the status of its efforts to arrange the Financing, and (ii) provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Parent and Merger Subsidiary shall promptly notify the Company (A) of any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letter or definitive agreements related to the Financing, (B) of the receipt by Parent or Merger Subsidiary of any oral or written notice or communication from any Financing Source with respect to any (1) breach (or threatened breach), default, termination or repudiation by any party to the Equity Commitment Letter or any definitive agreements related to the Financing of any provisions of the Equity Commitment Letter or such definitive agreements, or (2) dispute or disagreement between or among any parties to the Equity Commitment Letter or any definitive agreements related to the Financing, and (C) if for any reason Parent or Merger Subsidiary at any time believes that it will not be able to obtain all or any portion of the Financing needed for the Required Amount on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter or any definitive agreements related to the Financing. Parent shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practicable (but in any event within three (3) Business Day) after the date that the Company delivers a written request therefor to Parent. Parent shall, and shall use its best efforts to cause the Financing Sources to, provide the Company and its Representatives with such reasonable access to Parent, the Financing Sources as the Company and its Representatives may reasonably request for the purpose of allowing the Company and its Representatives to understand the status of Parent’s efforts to arrange the Financing; provided that Parent and its Representatives shall be permitted to participate in any such discussions or communications.

(d) No Financing Condition. Parent and Merger Subsidiary each acknowledge and agree that obtaining the Financing is not a condition to the Closing.

(e) Company Support.

(i) Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries and its and their respective Representatives, to use its respective reasonable best efforts in connection with the arrangement, syndication and borrowings contemplated by any debt financing in connection with the Transactions (“the Debt Financing”), including reasonable best efforts (provided, that such standard shall not apply to clause (G) below) in regard to the following, to:

(A) participate (and cause senior management and Representatives, with appropriate seniority and expertise, of the Company, to participate) in a reasonable and limited number of ratings agency presentations and lender meetings in connection with any syndication or arrangement of any Debt Financing;

(B) provide such financial or other information regarding the Company that is reasonably available or within the Company’s possession, in each case, reasonably requested by Parent and the Debt Financing Sources in connection with the timely preparation of customary rating agency presentations, bank information memoranda, credit agreements and similar documents required in connection with the Debt Financing;

(C) reasonably assist Parent in connection with the execution, delivery, preparation and registration of (but with respect to executing, unless effective only at or following the Effective Time) any pledge and security documents and other definitive financing documents (including any schedules and exhibits thereto) as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents (other than authorization letters provided under clause (i)(E) of this Section 5.10(e)) will not take effect until the Effective Time;

(D) reasonably facilitate the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date;

(E) provide executed authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries or securities;

(F) take all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (1) permit the consummation of the Debt Financing (including, to the fullest extent permitted by applicable Law, distributing the proceeds of the Debt Financing, if any, obtained by any Company Subsidiary to the Surviving Corporation), and (2) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time;

(G) at least four (4) Business Days prior to the Closing, furnish Parent and the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the requirements of 31 C.F.R. §1010.230; provided, that the Company shall have received a written request therefor at least ten (10) Business Days prior to the Closing Date;

(H) provide Parent with (1) customary payoff letters in form and substance reasonably satisfactory to Parent with respect to any indebtedness for borrowed money (including the Company’s and its Subsidiaries’ credit facility) which shall provide (x) the total amount required to be paid to fully satisfy the obligations thereunder (other than those obligations expressly permitted to survive thereunder) (the “Payoff Amount”), (y) wire instructions for payment of such Payoff Amount, and (z) that upon payment of the Payoff Amount set forth in such payoff letter, all guarantees and Liens, if any, in connection therewith shall be released and terminated and (2) other customary documents and deliverables in form and substance reasonably satisfactory to Parent to release and terminate all related guarantees and Liens, if any; provided that drafts of each of the foregoing shall be provided at least five (5) Business Days prior to the Closing Date.

(ii) Notwithstanding the provisions of Section 5.10(e)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of the Company Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent (in each case, to the extent the Company or Company Subsidiaries are entitled to reimbursement for such fees or expenses under this Agreement), (B) enter into any definitive agreement (other than with respect to authorization letters referred to in Section 5.10(e)(i)(E) that is effective prior to the Closing), (C) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and the Company Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of the Company Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, (F) enter into or approve any agreement or other documentation that would be effective prior to the Closing Date or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing Date (other than authorization letters provided under Section 5.10(e)(i)(E)), or (G) take any action that will conflict with or violate its organizational documents or any applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of the Company Subsidiaries is a party. In addition, (1) no action, liability or obligation of the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of the Company Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time, and (2) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 5.10 will require (A) any officer or Representative of the Company or any of the Company Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 5.10(e)(i) or any other provision of this Agreement that would reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of immediately prior to the Effective Time to approve the Debt Financing or Contracts related thereto prior to the Effective Time.

(f) Use of Logos. The Company hereby consents to the use of all logos of the Company and the Company Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.

(g) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Subsidiary will be permitted to disclose such information to any Debt Financing Sources, Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any arrangers in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company.

(h) Company Reimbursement and Indemnification.

(i) Upon request by the Company, Parent shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including accounting and legal fees and expenses) incurred by the Company and/or any of the Company Subsidiaries in connection with providing the support and cooperation contemplated by Section 5.10(e), except that Parent shall have no obligation to reimburse (x) any ordinary course amounts payable to Representatives of the Company and the Company Subsidiaries prior to the Closing and (y) any other amounts that would have been incurred regardless of the Financing.

(ii) Parent shall indemnify and hold harmless the Company and the Company Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 5.10(e) and any information utilized in connection therewith (other than information provided by the Company or any of the Company Subsidiaries) except to the extent resulting from the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company, the Company Subsidiaries or its and their respective Representatives. Each of the Persons indemnified pursuant to the immediately preceding sentence (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.10(h)(ii), with full rights of enforcement as if a party thereto.

(i) [Reserved].

(j) The obligations under Section 5.10(e) are the sole obligations of the Company and its Affiliates (in their capacity as such) with respect to the Debt Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations. Notwithstanding anything herein to the contrary, except for a Willful Breach of the provisions of this Section 5.10 that was the primary cause of the failure of the Debt Financing to be available, the Company’s breach of or non-compliance with the provisions of this Section 5.10 shall not be deemed to result in the failure of any of the conditions to Closing set forth in Article VI or any right to terminate under Article VII.

Section 5.11 Transaction Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1, the Company shall promptly notify Parent of all Legal Proceedings commenced or threatened in writing against the Company or any of the Company Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any of the other Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity (at Parent’s sole expense and subject to a customary joint defense agreement) to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) to the extent practicable, give Parent the opportunity to review and propose comments with respect to any material written filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.11, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.12 Rule 16b-3. Merger Subsidiary, Parent and the Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent resulting from the Transaction by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Employee Matters.

(a) For purposes of this Section 5.13, (i) the term “Covered Employees” means employees who are employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time who remain so employed immediately following the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to each Covered Employee for so long as such Covered Employee remains employed by Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, (i) base salary or hourly wages (as applicable) that are no less favorable than the base salary or hourly wages (as applicable) provided to such Covered Employee immediately prior to the Effective Time, (ii) target annual cash bonus or short-term cash commission opportunities (excluding any long-term incentive or equity or equity-based opportunities) that are comparable in the aggregate to such opportunities provided to such Covered Employee immediately prior to the Effective Time and (iii) benefits that are either substantially comparable in the aggregate to the benefits (excluding, any defined benefit pension plan, retiree medical benefits, equity or equity-based, nonqualified deferred compensation, severance, retention, incentive, bonus, change in control, transaction or stock purchase plans or benefits) provided to such Covered Employee immediately prior to the Effective Time or no less favorable in the aggregate than such benefits provided to similarly situated employees of Parent or its applicable Subsidiary or Affiliate.

(c) Without limiting the generality of the foregoing, Parent agrees that during the Continuation Period, it will cause each Covered Employee to be provided with severance benefits that are no less favorable in the aggregate than the severance benefits provided immediately prior to the Closing and set forth on Section 3.9(a) of the Company Disclosure Schedules to which such Covered Employee was legally entitled; provided that Parent may condition such payments and benefits upon the execution by the applicable Covered Employee of a commercially standard release of claims in a form reasonably satisfactory to Parent.

(d) In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to take commercially reasonable efforts to cause to be: (i) waived any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan and (ii) provided to each Covered Employee credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent and for the same purpose such credit was given under the corresponding Company Employee Benefit Plan in which the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable corresponding deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(e) As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes including vacation and severance benefit accrual (but excluding benefit accrual purposes under any defined benefit pension plan or retiree medical benefits) to the same extent and for the same purpose as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 5.13(e) result in any duplication of benefits or compensation for the same period of service.

(f) Without limiting the generality of Section 8.4, nothing in this Section 5.13 shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed as an amendment to any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement, or (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time.

Section 5.14 Confidentiality. The parties hereto acknowledge that an Affiliate of Parent and the Company have previously executed a nondisclosure agreement, dated as of August 15, 2025 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

Section 5.15 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.16 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Subsidiary, will execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.

Section 5.17 Takeover Statutes. If any “takeover law” is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.18 Indentures; Convertible Note Capped Call Options.

(a) The Company shall timely provide or cause to be provided, in accordance with the provisions of (i) the Company’s indenture, dated as of September 15, 2020 (the “2020 Indenture”) relating to the Company’s 2.250% Convertible Senior Notes Due 2027 (the “2027 Convertible Notes”), and (ii) the Company’s indenture, dated as of June 24, 2025 (the “2025 Indenture” and together with the 2020 Indenture, the “Indentures”) relating to the Company’s 2.50% Convertible Senior Notes Due 2030 (the “2030 Convertible Notes” and together with the 2027 Convertible Notes, the “Convertible Notes”), all supplemental indentures, notices, announcements, certificates and legal opinions required by the Indentures to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate or legal opinion, in each case before such document is delivered to the recipients thereof, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

(b) Prior to the Effective Time, the Company will, at Parent’s request, use commercially reasonable efforts to cooperate with Parent so that the Convertible Note Capped Call Options are terminated at or as promptly as practicable following the Effective Time. At Parent’s request, the Company will, and will direct its Representatives to, cooperate with Parent in connection with any discussions, negotiations or agreements with the counterparties to the Convertible Note Capped Call Options with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Convertible Note Capped Call Options, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Convertible Note Capped Call Options. If reasonably requested by Parent, the Company shall use commercially reasonable efforts to engage a hedging advisor in connection with the actions set forth in the immediately preceding sentence, provided that all fees, costs or other liabilities that may be owing to any such hedging advisor that are not contingent upon the occurrence of the Closing or are payable prior to the Closing, shall be at Parent’s sole cost and expense. The Company will not, and will direct its Representatives not to, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), (i) make any amendments, modifications or other changes to the terms of, or agree (to the extent the Company’s agreement is required) to any adjustment under or amounts due upon termination, cancellation or settlement of, the Convertible Note Capped Call Options or (ii) exercise any right it may have to terminate, or cause the early settlement, exercise or cancellation of, any of the Convertible Note Capped Call Options. The Company will take all such other actions as may be required in accordance with the terms of the Convertible Note Capped Call Options, including providing any notices or other documentation required to be provided in connection with the Merger, prior to the Effective Time.

(c) Notwithstanding the foregoing, nothing in this Section 5.18 shall require the Company to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Indentures or any Convertible Note Capped Call Option prior to the occurrence of the Effective Time (other than to the extent expressly required under the Indentures or any Convertible Note Capped Call Option or for which Parent agrees to reimburse the Company), (ii) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, in each case with respect to the Indentures or any Convertible Note Capped Call Option, that is effective prior to the occurrence of the Effective Time, or (iii) refrain from delivering, or delay the delivery of, any notice required by the terms of the Indentures or any Convertible Note Capped Call Option (it being understood that, to the extent reasonably practicable, the Company will provide Parent with prior notice of any such delivery with an opportunity to comment on the relevant notice with the Company considering such comments in good faith).

Section 5.19 French Works Council.

(a) The parties hereto acknowledge and agree that, in accordance with French labor Laws, PROS France SAS (the “French Subsidiary”) will, and the Company will cause the French Subsidiary to, as soon as reasonably practicable after the date hereof, consult with and inform their competent works council (the “French Works Council” and such process of informing and consulting, the “French Consultation Process”) with respect to the offer made by Parent to purchase the Company and the Company Subsidiaries, including the French Subsidiary, with a view to completing the French Consultation Process with the French Works Council by way of one of the following (any of the events in clause (i) through (iv) having occurred, the “Completion of the French Consultation Process”): (i) an opinion issued by the French Works Council and confirmed in writing; (ii) if the minutes of the meeting during which an opinion described in clause (i) was issued have not been approved by the members of the French Works Council within five (5) Business Days from the date of such meeting, a written statement of the president of such French Works Council confirming that the opinion was issued; (iii) the expiration of the maximum period available under applicable Law for the French Works Council to issue its opinion, if applicable; or (iv) a decision of the relevant Governmental Authority that the French Consultation Process has been completed. Notwithstanding anything to the contrary contained in this Agreement, unless and until the French Subsidiary has executed and delivered to Parent a duly executed notice of acceptance pursuant to and in accordance with the French Offer Letter, for the purposes of this Agreement, the French Subsidiary shall not be considered as part of the transaction for purposes of acquiring the Company and its Subsidiaries.

(b) Parent covenants and agrees to present the French Subsidiary with an offer letter within seven (7) Business Days of the date hereof, and which is incorporated herein by reference (the “French Offer Letter”), further to which Parent will irrevocably offer to purchase the French Subsidiary subject to and in accordance with the terms of this Agreement. The Company and the Company Subsidiaries shall cooperate with Parent to promptly (and within such seven (7) Business Day period) negotiate the terms of, and enter into, the French Offer Letter in good faith, which such terms shall include customary exclusivity provisions, cooperation covenants with respect to the convening and administration of the French Consultation Process by the Company and the French Subsidiary, and such other terms as are consistent with customary French market practices with respect to the subject matter of this Section 5.19. In the event that the French Subsidiary delivers to Parent, following Completion of the French Consultation Process, a duly executed notice of acceptance, in the form attached as an appendix to the French Offer Letter, pursuant to and in accordance with the French Offer Letter, all the applicable provisions of this Agreement (including any representations, warranties, indemnities or covenants contained herein that would otherwise be applicable to the Company and its Subsidiaries) shall be effective with respect to the French Subsidiary as of the date hereof.

(c) From and after the date the Company receives the French Offer Letter, the Company shall convene, or shall cause the French Subsidiary to convene, the French Works Council to a meeting or meetings and use reasonable best efforts to carry out the French Consultation Process in compliance with applicable Law. The Company shall use reasonable best efforts to keep Parent apprised of the status of the French Consultation Process.

Section 5.20 Marketable Securities; Cash. To the extent requested in writing by Parent on no less than five (5) Business Days’ prior notice, on the Business Day prior to the Closing Date, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to sell or dispose of any marketable securities, any similar securities and any investments in money market funds owned by the Company or any Company Subsidiaries, and to distribute or transfer (including through loans, prepayments of obligations or the repayment of intercompany obligations) any cash or net receivable balances held by any non-U.S. Company Subsidiary to the Company.

ARTICLE VI

CONDITIONS TO MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of each of the following conditions at or prior to the Closing:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Governmental Approvals. The waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act, any other applicable Antitrust Law or any regime set forth on Section 6.1(b) of the Company Disclosure Schedules or under any agreement with a Governmental Authority not to consummate the Merger, shall have expired or been terminated, and the consents, approvals, permits, Orders or declarations of, filings with, or notices to, any Governmental Authority required to be made or obtained in connection with the consummation of the Merger and set forth on Section 6.1(b) of the Company Disclosure Schedules (each, a “Governmental Approval”) shall have been made or obtained.

(c) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Law, or issued or granted any Order (whether temporary, preliminary or permanent) (any such Law or Order, a “Legal Restraint”), that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.

Section 6.2 Additional Parent and Merger Subsidiary Conditions. The obligations of Parent and Merger Subsidiary to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent) of each of the following conditions at or prior to the Closing:

(a) Compliance with Agreements and Covenants. The Company shall have performed, or complied with, in all material respects, each of its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(b) Accuracy of Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(b) (the “Capitalization Representations”) shall be true and correct in all respects as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date)), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their respective Affiliates, individually or in the aggregate, of more than $6,000,000.

(ii) The representations and warranties of the Company set forth in Section 3.1, Section 3.2 (other than the Capitalization Representations), Section 3.3(a), Section 3.3(b), Section 3.8 and Section 3.18 (collectively, the “Fundamental Representations”) that (A) are not subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all material respects and (B) are subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all respects, in each case as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date)).

(iii) The representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representations and the Fundamental Representations) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which would not reasonably be expected to have a Company Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which would not reasonably be expected to have a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 6.2(b)(iii), all qualifications in the representations and warranties based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c) Receipt of Officers’ Certificate. Parent and Merger Subsidiary shall have received a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).

(d) No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Company Material Adverse Effect.

Section 6.3 Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company) of each of the following conditions at or prior to the Closing:

(a) Compliance with Agreements and Covenants. Parent and Merger Subsidiary shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(b) Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct as of the Agreement Date and as of Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions in accordance with the terms of this Agreement, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions in accordance with the terms of this Agreement); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement for purposes of this Section 6.3(b), all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c) Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Subsidiary by an executive officer of each of Parent and Merger Subsidiary, certifying the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before September 22, 2026 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose failure to perform or comply with any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date; or

(c) by either Parent or the Company if the Stockholders Meeting shall have been held and the Company Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d) by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable (whether before or after the receipt of the Company Stockholder Approval); or

(e) by the Company in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary prior to the Termination Date, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the earlier of (x) thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable and (y) the date that is two (2) Business Days prior to the Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if (A) such breach or inaccuracy by Parent or Merger Subsidiary is cured within such notice period or (B) the Company is then in breach of any covenant or agreement set forth in this Agreement or there is any inaccuracy in any of the representations and warranties of the Company, in either case such that Parent would be entitled to terminate this Agreement pursuant to Section 7.1(h) (without giving effect to any notice or cure periods specified therein); or

(f) by the Company in the event that (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (and remain satisfied throughout the two (2)-Business Day period set forth in clause (iv) of this Section 7.1(f)) (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur), (ii) Parent and Merger Subsidiary have failed to consummate the Merger at the Closing at the time required pursuant to Section 1.1, (iii) following such failure by Parent and Merger Subsidiary to consummate the Merger, the Company has confirmed to Parent in writing (and not revoked such confirmation) that (x) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur and (y) the Company is (and remains throughout the two (2) Business Day period set forth in clause (iv) of this Section 7.1(f)) ready, willing and able to consummate the Merger, and (iv) Parent and Merger Subsidiary fail to consummate the Merger within two (2) Business Days after receipt of the notice contemplated by clause (iii) of this Section 7.1(f); or

(g) by the Company, at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board authorizes the Company, subject to complying in all material respects with the terms of Section 5.3, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) substantially concurrently with such termination, the Company pays to Parent (or its designee) the Company Termination Fee in accordance with Section 7.4(a)(ii); or

(h) by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company prior to the Termination Date, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) until the earlier of (x) thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable and (y) the date that is two (2) Business Days prior to the Termination Date (it being understood that Parent and Merger Subsidiary may not terminate this Agreement pursuant to this Section 7.1(h) if (A) such breach or inaccuracy by the Company is cured within such notice period or (B) if Parent is then in breach of any covenant or agreement set forth in this Agreement or there is any inaccuracy in any of the representations and warranties of the Company, in either case such that the Company would be entitled to terminate this Agreement pursuant to Section 7.1(c) (without giving effect to any notice or cure periods specified therein); or

(i) by Parent, at any time prior to the time the Company Stockholder Approval is obtained, in the event that the Company Board (or any committee thereof) shall have effected a Change of Recommendation.

Section 7.2 Notice of Termination. A party terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon delivery of the foregoing written notice to the other parties hereto.

Section 7.3 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, partner, Affiliate, manager, officer, employee, agent, consultant or representative of such party or parties or any of their respective Affiliates) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.8, Section 5.10(h), Section 5.14, this Section 7.3, Section 7.4 and Article VIII, each of which shall survive the termination of this Agreement, and (b) that subject in all respects to Section 7.4(c)(iii), nothing herein shall relieve the Company, Parent or Merger Subsidiary from liability for fraud or Willful Breach of this Agreement occurring prior to such termination or for the obligation to pay the Company Termination Fee if otherwise payable in accordance with this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement or the Equity Commitment Letter, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms. For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Section 7.4 Termination Fee; Damages.

(a) Company Termination Fee.

(i) In the event that (A) this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(h), (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Stockholders Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known or shall be made to the Company or the Company Board (whether or not publicly) and is not withdrawn (publicly, with respect to publicly announced or known offers or proposals) prior to the termination of this Agreement, and (C) within twelve (12) months following such termination of this Agreement, any Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to any Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated, then within two (2) Business Days after the consummation of such Competing Acquisition Transaction, the Company shall pay, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent (or its designee) the Company Termination Fee. “Company Termination Fee” means an amount equal to $39,600,000.

(ii) In the event that this Agreement is terminated pursuant to Section 7.1(g), then as a condition to such termination of this Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) In the event that this Agreement is terminated pursuant to Section 7.1(i), then within two (2) Business Days thereafter, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Recovery. Parent, Merger Subsidiary and the Company hereby acknowledge and agree that the covenants set forth in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 7.4 and, in order to obtain such payment, Parent, as the case may be, commences a Legal Proceeding that results in a judgment against the Company, as the case may be, for the amount set forth in Section 7.4 or any portion thereof, the Company will pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(c) Acknowledgement. Each of the parties acknowledges and agrees that:

(i) the agreements contained in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement; and

(ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4(a) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

(iii) without limiting the rights of the Company in respect of specific performance pursuant to and solely to the extent provided in Section 8.5 prior to the termination of this Agreement in accordance with Section 7.1, if this Agreement is terminated in accordance with Section 7.1, the Company’s rights solely with respect to the Damages Commitment will be the sole and exclusive remedy for monetary damages of the Company Related Parties against (A) Parent, Merger Subsidiary or the Financing Sources or (B) the former, current and future direct or indirect holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, representatives and Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Subsidiary, the Financing Sources and each of their respective Affiliates (the “Parent Related Parties”) for any losses arising out of or in connection with this Agreement, the Equity Commitment Letter (and the termination hereof or thereof), the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements (including in respect of fraud or Willful Breach of this Agreement). For the avoidance of doubt, in no event shall Parent Related Parties’ maximum aggregate liability exceed the Parent Liability Limitation, and in no event shall any Company Related Party seek or be entitled to recover any money or other damages in excess of the Parent Liability Limitation, in each case arising out of or in connection with this Agreement, the Equity Commitment Letter (and the termination hereof or thereof), the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements (excluding, for the avoidance of doubt, the Confidentiality Agreement); and

(iv) without limiting the rights of Parent in respect of specific performance pursuant to and solely to the extent provided in Section 8.5 prior to the termination of this Agreement in accordance with Section 7.1, if this Agreement is terminated in accordance with Section 7.1, the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 7.4(b) (the sum of such amounts, the “Company Liability Limitation”), will, collectively, be the sole and exclusive remedy for monetary damages of the Parent Related Parties against (A) the Company, the

Company Subsidiaries and each of their respective Affiliates or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, the Company Subsidiaries and each of their respective Affiliates (the “Company Related Parties”) for any loss arising out of or in connection with this Agreement, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements, including with respect to any fraud or a Willful Breach of this Agreement by the Company occurring prior to such termination. For the avoidance of doubt, in no event shall the Company Related Parties’ aggregate maximum liability exceed the Company Liability Limitation, and in no event shall any Parent Related Party seek or be entitled to recover any money or other damages in excess of the Company Liability Limitation, in each case arising out of or in connection with this Agreement, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements (including in respect of fraud or Willful Breach of this Agreement).

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Amendment or Supplement. Subject to applicable Law and Section 8.13, this Agreement may be amended by the parties hereto at any time only by execution and delivery of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company, and any other purported amendment shall be null and void; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made to this Agreement that requires the further approval of such stockholders of the Company without such further approval.

Section 8.2 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company, Merger Subsidiary or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of such party, and any other purported extension or waiver shall be null and void.

Section 8.3 No Survival. None of the representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, this Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 8.4 Entire Agreement; No Third-Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Company Disclosure Schedules and the documents and instruments relating to the Merger referred to in this Agreement, including the Confidentiality Agreement, and the Equity Commitment Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Schedules are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE OR MADE AVAILABLE BY ITSELF OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (i) with respect to the Indemnified Persons who are express third-party beneficiaries of Section 5.9 and Section 5.10(h)(ii), (ii) from and after the Effective Time, the right of the holders of Company Common Stock to receive the Merger Consideration payable in accordance with Section 1.3, (iii) any claims that the Company may assert against the Financing Sources, if, as and when required, solely to the extent permitted pursuant to the rights of the Company as an express third-party beneficiary under the Equity Commitment Letters pursuant to the express terms and conditions of the Equity Commitment Letters and (iv) as provided in Section 8.13 and Section 8.14.

Section 8.5 Applicable Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE MERGER, SHALL BE INTERPRETED, CONSTRUED AND GOVERNED IN ALL RESPECTS BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS (INCLUDING ANY DEBT FINANCING). EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.

(c) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, subject to Section 7.4, (i) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (ii) the right to an injunction, specific enforcement and other equitable relief is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement. Notwithstanding the foregoing, the parties hereto hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to cause Parent and/or Merger Subsidiary to draw down the full proceeds of the Financing and to cause Parent or Merger Subsidiary to consummate the Merger on the terms and subject to the conditions in this Agreement, if, and only if, (i) all conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) have been satisfied or waived (and remain satisfied or waived throughout the two (2) Business Day period set forth in clause (iv) below), (ii) Parent and Merger Subsidiary have failed to consummate the Merger at the Closing at the time required pursuant to Section 1.1, (iii) following such failure by Parent and Merger Subsidiary to consummate the Merger, the Company has confirmed to Parent in writing (and not revoked such confirmation) that (x) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) and (y) the Company is (and remains throughout the two (2)-Business Day period set forth in clause (iv) below) ready, willing and able to consummate the Merger, and (iv) Parent and Merger Subsidiary fail to consummate the Merger within two (2) Business Days after receipt of the notice contemplated by the foregoing clause (iii).

(d) The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.5, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (but subject in all respects to the terms hereof) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.5 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.5 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination in accordance with the terms of this Agreement), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter; provided that under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of injunction, specific performance or other equitable remedy to consummate the Closing on the one hand, and payment of any monetary amounts pursuant to this Agreement (including in the form of money damages), on the other hand.

(e) Notwithstanding anything to the contrary in this Agreement, to the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) business day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

(f) Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Merger, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable definitive documents with respect to the Debt Financing will be effective service of process against them for any such legal proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal proceeding in any such court; and (v) any such legal proceeding will be governed by and construed in accordance with the laws of the State of New York.

Section 8.6 Non-Reliance.

(a) Parent and Merger Subsidiary hereby acknowledge and agree (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, Parent, Merger Subsidiary and their respective Affiliates and Representatives (i) have received full access to (A) such books and records, facilities, equipment, contracts and other assets of the Company that Parent and Merger Subsidiary and their respective Affiliates and Representatives, as of the Agreement Date, have requested to review and (B) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement (the “Electronic Data Room”), and (ii) have had the full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) In connection with the due diligence investigation of the Company by Merger Subsidiary and Parent and their respective Affiliates and Representatives, Merger Subsidiary and Parent and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Subsidiary and Parent hereby acknowledge and agree that: (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Subsidiary and Parent are familiar; (ii) Merger Subsidiary and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (iii) Merger Subsidiary and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 8.6(b) and have relied solely on the results of their own independent investigation and on the representations and warranties made by the Company and contained in Article III. Accordingly, Merger Subsidiary and Parent hereby acknowledge and agree that, except as otherwise expressly set forth in the representations and warranties made by the Company and contained in Article III, none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

(c) Except as and only to the extent expressly set forth in the representations and warranties made by the Company and contained in Article III, Merger Subsidiary and Parent hereby acknowledge and agree that neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person.

(d) Except as and only to the extent expressly set forth in the representations and warranties made by Parent and contained in Article IV or any instrument or other document delivered pursuant to this Agreement, the Company hereby acknowledges and agrees that neither Parent nor Merger Subsidiary, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or their respective business or operations, or the Transactions, including with respect to any information provided or made available to the Company or any of its Affiliates or Representatives or any other Person.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that each of

Parent and Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more of its Affiliates or direct or indirect wholly-owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Subsidiary of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Parent may assign this Agreement to any Debt Financing Source (including, for the avoidance of doubt, any permitted successor or assign thereof) to Parent or any Subsidiary or Affiliate thereof as security for obligations to such Debt Financing Source in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, but no such assignment shall relieve Parent or Merger Subsidiary of any of its obligations under this Agreement.

Section 8.8 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

if to Merger Subsidiary or Parent:

c/o Thoma Bravo, L.P.

830 Brickell Plaza, Suite 5100

Miami, FL 33131

Attention:	A.J. Rohde
Matt LoSardo
Ryan Scheffler
Email:	[***]
[***]
[***]

with a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attention:	Corey D. Fox, P.C.
Bradley C. Reed, P.C.
Cole Parker, P.C.
Email:	[***]
[***]
[***]

if to the Company:

PROS Holdings, Inc.

3200 Kirby Drive, Suite 600

Houston, TX 77098

Email: [***]

Attention: Damian W. Olthoff, General Counsel and Secretary

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

303 Colorado Street, Suite 3000

Austin, TX 78701

Attention:	John J. Gilluly, III, PC
Jeffrey Scharfstein, P.C.
Brent L. Bernell
Email:	[***]
[***]
[***]

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.10 Fees and Expenses. Except as expressly provided for in this Agreement, all fees and expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

Section 8.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. With respect to the determination of any period of time, “from” means “from and including”.

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) The phrases “made available to”, “provided to,” “furnished to,” by the Company, and phrases of similar import when used in this Agreement, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided by the Company to Parent prior to the execution and delivery of this Agreement, including by means of being provided for review in the Electronic Data Room, in connection with this Agreement or (ii) has been filed by the Company in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database for the SEC, at least one (1) Business Day prior to the Agreement Date.

(f) When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(g) Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(h) References to a Person are also to its permitted successors and assigns.

(i) References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business that is consistent with past practice, including with respect to time, frequency and magnitude.

Section 8.12 Counterparts; Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Section 8.13 Debt Financing Sources Protective Provisions. Notwithstanding anything to the contrary in this Agreement, the Debt Financing Sources Protective Provisions (and the defined terms therein and any provision hereof to the extent an amendment, modification, or supplement of such provisions would modify the substance of any of the foregoing sections to the extent relating to the Debt Financing Sources) may not be amended, modified, or supplemented without the prior written consent of the Debt Financing Sources. The Debt Financing Sources are expressly intended as third-party beneficiaries of the Debt Financing Sources Protective Provisions.

Section 8.14 Non-Recourse. This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein), and (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, the Equity Commitment Letter, any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof may only be made against the Persons that are expressly identified as the parties hereto or the parties thereto in accordance with the terms hereof and thereof, and (b) other than with respect to fraud, in no event will a party hereto seek or obtain, nor will it direct any of its Representatives or any other Person to seek or obtain, any monetary recovery or monetary award against any Person that is not a named party hereto or a party thereto (including any Parent Related Party or Company Related Party) with respect to this Agreement, the Equity Commitment Letter and any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby (including any breach by the Financing Sources, Parent or Merger Subsidiary), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of or connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof, in each case, except for the rights, claims and remedies that the Company, Parent or Merger Subsidiary, as applicable, may assert against (A) any Person that is party to the Confidentiality Agreement, but solely for claims pursuant to and in accordance with the terms thereof, (B) Parent or Merger Subsidiary to the extent expressly provided for in this Agreement or (C) the Financing Sources (or their respective successors or assigns) to the extent expressly provided for in the Equity Commitment Letter. Notwithstanding anything to the contrary herein, the Company, on behalf of itself and the Company Related Parties, hereby agrees that none of the Debt Financing Sources will have any liability to the Company or any Company Related Party relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent, the Merger Subsidiary or its Subsidiaries against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PORTOFINO PARENT, LLC

By:	/s/ Matthew LoSardo
Name: Matthew LoSardo
Title: President

PORTOFINO MERGER SUB, INC.

By:	/s/ Matthew LoSardo
Name: Matthew LoSardo
Title: President

PROS HOLDINGS, INC.

By:	/s/ Jeff Cotten
Name: Jeff Cotten
Title: President and Chief Executive Officer

ANNEX I

FUNDING PARTIES

Thoma Bravo Discover Fund V, L.P.

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
Acceptable Confidentiality Agreement	Section 5.3(b)
Agreement Date	Preamble
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)(v)
Capitalization Date	Section 3.2(a)
Capitalization Representations	Section 6.2(b)(i)
CBAs	Section 3.14
Change of Recommendation	Section 5.3(d)(i)
claim	Section 4.8
Closing Date	Section 1.1(b)
Closing	Section 1.1(b)
Company Board Recommendation	Section 3.3(b)
Company Board	RECITALS
Company Charter Documents	Section 3.1
Company Disclosure Schedules	Article III
Company Financial Advisor	Section 3.8
Company Liability Limitation	Section 7.4(c)(iv)
Company Material Contract	Section 3.16(a)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.13(a)
Company Related Parties	Section 7.4(c)(iv)
Company SEC Reports	Article III
Company Stockholder Approval	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Termination Fee	Section 7.4(a)
Company	Preamble
Confidentiality Agreement	Section 5.14
Continuation Period	Section 5.13(a)
Convertible Notes	Section 5.18
Covered Employees	Section 5.13(a)
D&O Insurance	Section 5.9(c)
debt	Section 4.8
Debt Financing	Section 4.10(a)
Debt Financing Sources	Section 4.10(a)
Determination Notice	Section 5.3(e)(ii)
DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4
Effective Time	Section 1.1(c)
Electronic Data Room	Section 8.6(a)
Equity Commitment Letters	Section 4.10(a)
Equity Financing	Section 4.10(a)

Exchange Agent	Section 1.3(a)
Exchange Fund	Section 1.3(a)
Financing	Section 4.10(a)
Financing Sources	Section 4.10(a)
Foreign Antitrust Laws	Section 3.3(c)
Government Antitrust Entity	Section 5.6(d)
Governmental Approval	Section 6.1(b)
Indemnified Persons	Section 5.9(a)
Indentures	Section 5.18
Interim Period	Section 5.1
Leased Real Property	Section 3.17(b)
Legal Restraint	Section 6.1(c)
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
Merger	RECITALS
Notice Period	Section 5.3(e)(ii)
Parent Employee Benefit Plan	Section 5.13(d)
Parent Liability Limitation	Section 7.4(c)(iii)
Parent Related Parties	Section 7.4(c)(iii)
Parent	Preamble
Permits	Section 3.12(d)
Proxy Statement	Section 5.4(a)
SEC	Article III
Solvent	Section 4.8
Stockholders Meeting	Section 5.5
Surviving Corporation	Section 1.1(a)
Technical Deficiencies	Section 3.13(j)
Termination Date	Section 7.1(b)
Transaction Litigation	Section 5.11
Willful Breach	Section 7.3

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Accelerated Unit” with respect to a Company MSU has the applicable meaning for such term as defined in and determined in accordance with the terms of the applicable notice of grant of market stock units and market stock unit award agreement for such Company MSU.

“Acquisition Proposal” means any bona fide offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Subsidiary or one of Parent’s other Subsidiaries).

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any Person that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; or (iii) any sale, lease, exchange, license, transfer or other disposition to any Person of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof), or any combination of the foregoing; provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and Foreign Antitrust Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition by merger or acquisition.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Systems” means all Software (excluding Company Products), computer hardware (whether general or special purpose), electronic data processing systems, information technology systems, record keeping systems, communications systems, telecommunications systems, networks, interfaces, platforms, servers, peripherals, and computer systems that are owned or controlled by the Company or any Company Subsidiary or otherwise used in the conduct of the Company’s business.

“Code” means Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Employee” means any employee or officer of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” means any employment, consulting, bonus, commission, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control, or other similar Contract, other than any Company Employee Benefit Plan, between: (a) the Company or any Company Subsidiaries and (b) any current or former Company Employee or current or former director or other individual service provider of the Company or any Company Subsidiary who is a natural person.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company, any Company Subsidiary or any Entity with which the Company or any Company Subsidiary is considered a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (a “Company ERISA Affiliate”) with respect to any current or former employee, officer, director or other individual service provider of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof, or with respect to which the Company, any of the Company Subsidiaries or any Company ERISA Affiliate would reasonably be expected to have any liability or obligation.

“Company Equity Awards” means the Company RSUs and the Company MSUs.

“Company ESPP” means the PROS Holdings, Inc. 2013 Employee Stock Purchase Plan, as amended.

“Company Intellectual Property” means all of the Intellectual Property Rights owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has or would be reasonably expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that, solely with respect to clause (a), none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect:

(i) general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and Company Subsidiaries operate;

(iii) conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Company Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, and (C) any decline in the price or trading volume of any security (including Company Common Stock) or any market index (provided that the underlying causes of such declines with respect to Company Common Stock (subject to the other provisions of this definition) may be taken into account);

(iv) regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared, including, for the avoidance of doubt, the current conflict between the Russian Federation and Ukraine and the war and conflict between Israel and Hamas and related military operations), armed or unarmed hostilities or attacks (including social unrest and protests), acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v) any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has expressly consented to or requested; or the taking of any action expressly required by this Agreement; or the failure to take any action expressly prohibited by this Agreement;

(vi) any changes in applicable Law (including COVID-19 Measures), accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof;

(vii) the announcement of this Agreement and the pendency or completion of the Transactions or the plans of Parent and its Affiliates and other related parties with respect to the Company’s business following the completion of the Transactions, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of the Company Subsidiaries, (C) the termination of (or the failure of any third party to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners of the Company, and (D) any other negative development (or potential negative development) in the Company’s and the Company Subsidiaries’ relationships with any of their employees, customers, suppliers, distributors or other business partners (it being understood that this clause (vii) shall not apply with respect to any representation and warranty contained in this Agreement to the extent that it expressly addresses consequences of the execution, delivery or performance of this Agreement);

(viii) any natural or man-made disaster, hurricane, earthquake, flood, acts of God, public health emergency, pandemic (including COVID-19), epidemic, disease outbreak or public health event, or other force majeure events in the United States or any other country or region in the world;

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such changes in price or volume or failures (subject to the other provisions of this definition) shall not be excluded); or

(x) the availability or cost of equity, debt or other financing to Parent or Merger Subsidiary;

provided, that in the case of clauses (i), (ii), (iii), (iv), (vi) and (viii), such events, effects, occurrences, facts, circumstances, conditions or changes may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such events, effect, occurrence, fact, circumstance, condition or change has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies operating in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Plan” means any Company Employee Benefit Plan or Company Employee Agreement.

“Company Product(s)” means any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company MSU” means each restricted stock unit granted under any Stock Plan or otherwise pursuant to a notice of grant of market stock units and market stock unit award agreement that was granted subject to performance-based vesting conditions.

“Company RSU” means each restricted stock unit granted under any Stock Plan or otherwise pursuant to a notice of grant of restricted stock units and restricted stock unit award agreement that was granted subject solely to time-based vesting conditions.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” shall be references to “50%.”

“Contract” means any agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Convertible Note Capped Call Options” means the capped call options entered into in connection with the Convertible Notes evidenced by (a) the capped call option confirmation, dated as of September 10, 2020, between the Company and Nomura Global Financial Products Inc.; (b) the capped call option confirmation, dated as of September 10, 2020, between the Company and Deutsche Bank AG, London Branch, through its agent Deutsche Bank Securities Inc., (c) the capped call option confirmation, dated as of August 23, 2023, between the Company and Morgan Stanley & Co., LLC, (d) the capped call option confirmation, dated as of August 23, 2023, between the Company and Deutsche Bank AG, London Branch, through its agent Deutsche Bank Securities Inc., (e) the capped call option confirmation, dated as of October 5, 2023, between the Company and Morgan Stanley & Co. LLC, (f) the capped call option confirmation, dated as of October 5, 2023, between the Company and Deutsche Bank AG, London Branch, through its agent Deutsche Bank Securities Inc., (g) the capped call option confirmation, dated as of June 12, 2025, between the Company and Deutsche Bank AG, London Branch, through its agent Deutsche Bank Securities Inc., (h) the capped call option confirmation, dated as of June 12, 2025, between the Company and Bank of America, N.A., and (i) the capped call option confirmation, dated as of June 12, 2025, between the Company and HSBC Bank USA, National Association, in each case as amended or otherwise modified from time to time prior to the Agreement Date.

“COVID-19” means SARS-CoV-2 or COVID-19, and all evolutions, variations or mutations thereof or related or associate epidemics, pandemics or disease outbreaks.

“Damages Commitment” means the “Damages Commitment” as set forth in the Equity Commitment Letter.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the processing of Personal Information, privacy, security of Personal Information, or security breach notifications and applicable to the Company or any Company Subsidiary: (i) the Company’s own written rules, policies, and procedures (including website privacy policies and internal information security procedures); (ii) all applicable Laws (“Privacy Laws”); (iii) applicable provisions of Contracts to which the Company or a Company Subsidiary is bound; and (iv) applicable requirements of the Payment Card Industry Data Security Standard, if applicable.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide, syndicate or arrange all or any part of the Debt Financing, including the agent and lender parties to any joinder agreements, commitment letters, credit agreements or similar documents entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Debt Financing Sources Protective Provisions” means Section 7.4, Section 8.1, Section 8.4, Section 8.5(b), Section 8.5(e), Section 8.13 and Section 8.14.

“Earned Units” with respect to a Company MSU has the applicable meaning for such term as defined in and determined in accordance with the terms of the applicable notice of grant of market stock units and market stock unit award agreement for such Company MSU, and each of which is an “Earned Unit”.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in ERISA § 3(3)); and (ii) each other benefit or compensation plan, program, policy or arrangement, including any retirement, post-retirement, paid time-off, deferred compensation, profit sharing, unemployment compensation, welfare, fringe benefit, bonus, incentive, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control plan, program, policy or arrangement (whether or not subject to ERISA § 3(3)).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means all Laws concerning pollution, protection of the environment or human health and safety (concerning exposure to Hazardous Materials), or relating to Hazardous Materials.

“Equity Interest” means any share, capital stock, restricted stock unit, Company Equity Award, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means any federal, state, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator or arbitral body (public or private), court or tribunal of competent jurisdiction.

“Hazardous Materials” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product, asbestos-containing material, per- and polyfluoroalkyl substances, or polychlorinated biphenyl, as listed or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all (a) indebtedness of such Person for borrowed money (other than letters of credit, surety bonds or bank guarantees), (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (c) all indebtedness of such Person for the deferred or unpaid purchase price of property or services (including any earnout) payable, (d) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument, in each case, solely to the extent drawn and payable thereunder, (e) all obligations of such Person under leases categorized as capital leases in its financial statements, and (f) all indebtedness of another Person referred to in clauses (a) and through (e) above guaranteed by such Person; provided, that “Indebtedness” shall not include (i) accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business, (ii) liabilities or obligations solely between the Company and any wholly owned Company Subsidiary or solely between any wholly owned Company Subsidiaries, (iii) surety bonds, performance bonds or other bonds to the extent not drawn, (iv) any prepaid amounts, customer deposits or deferred revenue, (v) obligations under operating leases, (vi) any fees, costs and expenses to the extent incurred by or at the written direction of Parent or Merger Sub relating to Parent’s, Merger Sub’s or any of their respective Affiliates’ financing for the transactions contemplated by this Agreement or any other liabilities or obligations incurred by Parent, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or otherwise, (vii) short-term deferred revenues, (viii) any Taxes, (ix) obligations arising under revenue sharing agreements or conditional sale obligations or (x) any fees, costs and expenses incurred pursuant to Section 5.10.

“Intellectual Property Rights” means any and all statutory and/or common law rights throughout the world associated with intellectual property, including the rights in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secrets and similar rights in confidential information, know-how, and materials; (iii) copyrights and all other rights corresponding thereto in any works of authorship (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, logos, trademarks, trade dress, brand names, social media accounts, and service marks (together with all the goodwill of the business associated therewith and all common law rights related thereto) (collectively, “Trademarks”); (v) all rights in Software (including all related documentation) databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to uniform resource locators, web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.

“Knowledge” means, with respect to the Company, the actual knowledge of those individuals set forth in Section 1.0(a) of the Company Disclosure Schedules. With respect to Company Intellectual Property, “Knowledge” or “Known” does not require any Person to conduct, have conducted, obtain, have obtained, review or have reviewed any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Company Intellectual Property clearance searches or search for or review any prior art.

“Law” means any statute, act, Order, law, ordinance, regulation, rule, code, constitution, treaty, common law, or other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course with respect to Company Products.

“Legal Proceeding” means any action, claim, cause, charge, complaint, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Malicious Code” means any malicious, unauthorized surreptitious computer code or other mechanism of any kind designed to disrupt, disable or harm in any malicious, unintended manner the operation of any Business System or in order to misuse, gain unauthorized access to, or misappropriate any Personal Information contained therein (including viruses, Trojan horses, worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command).

“Nonaccelerated Earned Unit” with respect to a Company MSU has the applicable meaning for such term as defined in and determined in accordance with the terms of the applicable notice of grant of market stock units and market stock unit award agreement for such Company MSU.

“Non-Scheduled Contracts” means the following Contracts: (a) non-disclosure agreements under customary terms, (b) data privacy policies, (c) website privacy policies, and (d) purchase orders, invoices, and similar confirmatory or administrative documents, schedules or addendums that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and do not amend the material terms of such main contract or group of contracts.

“NYSE” means the New York Stock Exchange.

“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Parent Liability Limitation” means the “Parent Liability Limitation” as set forth in the Equity Commitment Letter.

“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings; (ii) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company’s consolidated financial statements; (iii) Liens affecting the interest of the grantor of any easements benefiting any real property; (iv) defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (v) zoning, building and other similar Laws (excluding violations thereof which are not violated by current use); (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection; (vii) Liens discharged at or prior to the Closing; (viii) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (ix) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (x) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; (xi) Liens that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole; and (xii) Liens securing obligations under any indenture, credit agreement, loan agreement, note, security agreement, guarantee, bond or other similar Contract relating to the borrowing or lending of Indebtedness of the Company as in effect as of the Agreement Date.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means any data that (i) relates to, describes, is associated with, can be linked to, or otherwise can be reasonably used to identify an individual or (ii) is otherwise defined as personal information, personally-identifiable information, personal data, or a similar term under any Privacy Law applicable to the Company or the Company Subsidiaries.

“Real Property Leases” means the leases, subleases, licenses and occupancy agreements, concessions and other agreements pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, together with all amendments thereto, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other material Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, consultants, investment bankers and other advisors and representatives.

“Sanctioned Country” means any country or region or government that is, or has been since April 24, 2019, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Security Breach” means any (i) unauthorized access or use of any of the Business Systems, (ii) unauthorized access, acquisition, destruction, damage, disclosure, exfiltration, loss, corruption, alteration, processing or use of any Personal Information, or (iii) successful phishing or ransomware attack.

“Settlement Date” means the applicable date that shares of Company Common Stock were scheduled to be issued in settlement of any Company RSUs or any Company MSU (as applicable) in accordance with the terms of such Company RSUs or Company MSU (as applicable), in each case, as set forth in the applicable notice of grant and award agreement for such Company RSUs or Company MSU (as applicable) and any other agreement between the Company and the holder of such Company RSUs or Company MSU (as applicable).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stock Plan” means, collectively, (i) the PROS Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan and (ii) the 2021 Equity Inducement Plan.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel): (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial, regulatory and financing aspects of the Acquisition Proposal and the form of consideration (and the risk of fluctuation in the value thereof), all the terms and conditions of such Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal. For purposes of the references to “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “75%”. In no event shall an Acquisition Proposal be considered a Superior Proposal unless the Company is permitted to disclose the identity of the Person making such Acquisition Proposal to Parent and its Representatives and provide to Parent and its Representatives unredacted copies of all relevant transaction documents relating to such Acquisition Proposal.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority, including any attachment thereto or any amendment thereof, in each case, in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trade Secrets” means any and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information, including know-how, methods, processes, designs, drawings, algorithms, models, artificial intelligence (“AI”) models, AI training methods, technical data and customer lists, and all documentation therefore.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Unvested Company RSU” means a Company RSU that is outstanding as of immediately prior to the Effective Time and which is not a Vested Company RSU as of immediately prior to the Effective Time.

“Unvested Earned Units” means those Company MSUs that are Nonaccelerated Earned Units outstanding as of immediately prior to the Effective Time.

“Vested Company RSU” means a Company RSU that is outstanding and unsettled as of immediately prior to the Effective Time and which is vested or vests in accordance with its terms as in effect as of the Agreement Date as a result of the consummation of the Transactions, in each case, as of immediately prior to the Effective Time.

“Vested Earned Units” means those Company MSUs that are Earned Units (other than Accelerated Units and Nonaccelerated Earned Units) outstanding but unsettled as of immediately prior to the Effective Time.